HARBOR FLORIDA BANCSHARES, INC. AND SUBSIDIARIES
                             Index to Annual Report





                                                                            Page

Selected Consolidated Financial Data                                           2

Management's Discussion and Analysis of Financial
        Condition and Results of Operations                                    3

Independent Auditors' Report                                                  16

Consolidated Statements of Financial
        Condition - September 30, 2002 and 2001                               17

Consolidated Statements of Earnings -
        Years ended September 30, 2002, 2001, and 2000                        18

Consolidated Statements of Stockholders' Equity and
        Comprehensive Income - Years ended
        September 30, 2002, 2001, and 2000                                    19

Consolidated Statements of Cash Flows -Years ended
        September 30, 2002, 2001, and 2000                                    21

Notes to the Consolidated Financial Statements                                23




All schedules are omitted as they are not required or are not applicable or the required information is shown in the applicable consolidated financial statements or notes thereto.

Selected Consolidated Financial Data

Selected Consolidated Financial Condition Data

                                                                   September 30,

                                   2002              2001              2000              1999              1998
                                   ----              ----              ----              ----              ----
                                                                  (In thousands)
Total assets                   $2,091,123        $1,755,108        $1,582,695        $1,462,550        $1,350,583
Loans (net) (1)                 1,541,468         1,401,873         1,251,669         1,070,335           944,700
Federal funds sold                    ---               ---               ---               ---            20,000
Investment securities (2)         147,405            46,614            85,967            87,076           101,505
Mortgage-backed securities        181,269           153,714           165,059           196,971           201,049
Real estate owned                     733               917               871               911             2,534
Deposits                        1,372,362         1,200,092         1,098,537           977,595           918,126
Short-term borrowings              22,000            10,043            18,000               ---               ---
Long-term debt                    423,528           285,544           220,091           225,000           145,000
Stockholders' equity              238,918           224,835           219,384           235,922           263,719

(1) Excludes loans held for sale of $8,263,000, $5,373,000, $2,548,000,
    $1,747,000, and $714,000, as of September 30, 2002, 2001, 2000, 1999, and
    1998, respectively.
(2) Includes investments available for sale of $147.2 million, $46.4 million, $85.8 million, $76.1 million, and $71.5 million, in 2002, 2001, 2000, 1999, and 1998, respectively.



Selected Consolidated Operating Data

                                                               Years Ended September 30,

                                                 2002          2001          2000          1999           1998
                                                 ----          ----          ----          ----           ----
                                                          (Dollars in thousands except per share data)
Interest income                               $131,807      $126,050      $112,322       $103,884       $95,158
Interest expense                                56,631        65,234        55,215         48,840        46,658
                                              --------      --------      --------       --------       -------
Net interest income                             75,176        60,816        57,107         55,044        48,500
Provision for loan losses                        1,515           798           847            816           297
                                              --------      --------      --------       --------       -------
Net interest income after provision
        for loan losses                         73,661        60,018        56,260         54,228        48,203
                                              --------      --------      --------       --------       -------
Other income:
    Other fees and service charges              10,779         8,450         6,812          5,505         4,074
    Other                                        5,081         3,880         1,039            671         1,864
                                              --------      --------      --------       --------       -------
Total other income                              15,860        12,330         7,851          6,176         5,938
                                              --------      --------      --------       --------       -------
Other expenses:
    Compensation and benefits                   21,829        18,652        16,503         15,413        14,282
    Occupancy                                    5,404         4,858         4,185          3,422         3,365
    Other                                       10,154         9,104         7,956          7,196         6,885
                                              --------      --------      --------       --------       -------
Total other expenses                            37,387        32,614        28,644         26,031        24,532
                                              --------      --------      --------       --------       -------
Income before income taxes.                     52,134        39,734        35,467         34,373        29,609
Income tax expense                              20,350        15,626        13,719         13,154        12,243
                                              --------      --------      --------       --------       -------
Net income                                    $ 31,784      $ 24,108      $ 21,748       $ 21,219      $ 17,366
                                              ========      ========      ========       ========      ========
Net income per share:
    Basic                                       $ 1.40        $ 1.04          $.89           $.77          $.58
    Diluted                                     $ 1.36        $ 1.02          $.88           $.76          $.57

Selected Financial Ratios

                                                                      At or for the years ended September 30,

                                                      2002             2001             2000             1999           1998
                                                      ----             ----             ----             ----           ----
Performance Ratios:
    Return on average assets                           1.67%            1.44%            1.44%            1.49%          1.40%
    Return on average stockholders' equity            13.78            10.89             9.82             8.54           9.34
    Net interest rate spread                           3.72             3.21             3.34             3.30           3.40
    Net interest margin                                4.09             3.75             3.91             3.99           4.04
    Noninterest expense to average assets              1.97             1.95             1.90             1.83           1.98
    Average interest-earning assets to average
        interest-bearing liabilities                 111.92           113.57           115.34           119.76         116.54
    Efficiency Ratio                                  42.38            45.91            44.49            42.84          46.96

Asset Quality Ratios:
    Nonperforming assets to total assets                .11              .20              .23              .24            .37
    Allowance for loan losses to total loans            .93              .96             1.02             1.12           1.25
    Allowance for loan losses to nonperforming
        loans                                        865.87           519.01           460.19           470.31         483.13

Capital Ratios:
    Average stockholders' equity to average assets    12.13            13.20            14.65            17.45          15.01
    Stockholders' equity to assets                    11.43            12.81            13.86            16.13          19.53
     Dividend payout ratio                            31.25            37.26            37.92            37.66          43.66









Management's Discussion and Analysis of Financial Condition and
        Results of Operations

Special Note Regarding Forward-Looking Statements

This report contains certain "forward-looking statements." Harbor Florida Bancshares, Inc. (the "Company") desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protections of the safe harbor with respect to all such forward-looking statements. These forward-looking statements, which are included in Management's Discussion and Analysis and elsewhere, describe future plans or strategies and include the Company's expectations of future financial results. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies or qualitative or quantitative changes based on market risk exposure is inherently uncertain. Factors which could affect actual results include but are not limited to i) change in general market interest rates, ii) general economic conditions, iii) legislative/regulatory changes, iv) monetary and fiscal policies of the U.S. Treasury and the Federal Reserve, v) changes in the quality or composition of the Company's loan and investment portfolios, vi) demand for loan products, vii) deposit flows, viii) competition, and ix) demand for financial services in the Company's markets. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

General

The Company owns 100% of the common stock of Harbor Federal Savings Bank ("the Bank"), a federal savings bank whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC). The Bank provides a wide range of banking and related insurance services and is engaged in the business of attracting deposits primarily from the communities it serves and using these and other funds to originate primarily one-to-four family first mortgage loans. The Company's results of operations are primarily dependent on net interest income. Net interest income is a function of the balances of loans and investments outstanding in any one period, the yields earned on such loans and investments, and the interest paid on deposits and borrowed funds that were outstanding in that same period. The Company's noninterest income consists primarily of fees and service charges, insurance commissions, gains on sale of mortgage loans, gains on sale of securities, gains on sale of premises and equipment and, depending on the period, real estate operations which have either provided income or loss. The results of operations are also significantly impacted by the amount of provisions for loan losses which, in turn, is dependent upon, among other things, the size and makeup of the loan portfolio, loan quality, and trends. The noninterest expenses consist primarily of employee compensation and benefits, occupancy expense and data processing services. Its results of operations are affected by general economic and competitive conditions, including changes in prevailing interest rates and the policies of regulatory agencies.

Disclosure on Quantitative and Qualitative Market Risk and Asset and Liability Management

The Company attempts to manage its assets and liabilities in a manner that stabilizes net interest income and net economic value under a broad range of interest rate environments. This is accomplished by matching maturity and repricing periods on loans and investments to maturity and repricing periods on deposits and borrowings.

The matching of assets and liabilities may be analyzed by determining the extent to which such assets and liabilities are interest rate sensitive. An asset or liability is considered to be interest rate sensitive within a specific time period if it matures or reprices within that time period. Interest rate sensitivity analysis, also known as "gap" analysis, attempts to measure the difference between the amount of interest-earning assets expected to mature or reprice within a specific time period compared to the amount of interest-bearing liabilities expected to mature or reprice within that time period. An interest rate sensitive "gap" is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities maturing or repricing within a specified time period. A "gap" is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets that mature or reprice within a specified time period. Interest rate sensitivity analysis is based on numerous assumptions, such as estimates for paying loans off prior to maturity. Estimates are revised annually to reflect the anticipated interest rate environment.

Generally, an institution with a positive interest rate sensitivity "gap" can expect net interest income to increase during periods of rising interest rates and decline during periods of falling interest rates. Likewise, an institution with a negative "gap" can expect an increase in net interest income during periods of falling interest rates and a decrease in net interest income during periods of rising interest rates. At September 30, 2002, the Company's cumulative one-year interest rate sensitivity "gap" was positive .68%


The Board of Directors has established an Asset/Liability Committee, which consists of the Company's president and other senior officers. The Committee meets on a monthly basis to review loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other asset and liability management topics.

The Company currently utilizes the following strategies to reduce interest rate risk: (a) the Company seeks to originate and hold in portfolio adjustable rate loans which have periodic interest rate adjustments; (b) the Company sells a portion of newly originated fixed rate residential mortgage loans; (c) the Company seeks to lengthen the maturities of deposits when deemed cost effective through the pricing and promotion of certificates of deposits; (d) the Company seeks to attract low cost checking and transaction accounts which tend to be less interest rate sensitive when interest rates rise; and (e) the Company has utilized long term Federal Home Loan Bank ("FHLB") advances to fund the origination of fixed rate loans. The Company also maintains a high level of liquid assets consisting of shorter-term investments, which are expected to increase in yield as interest rates rise.

Interest Rate Sensitivity

The table below provides information about the Company's financial instruments that are sensitive to changes in interest rates as of September 30, 2002. For borrowings, the table presents principal cash flows by expected maturity dates.

                                                      Four to        More than       More than
                                       Within         twelve         one year to     three years          Over
                                    three months      months         three years     to five years      five years        Total
                                    ------------    ------------    ------------    ---------------    ------------       -----
                                                                       (Dollars in thousands)
Interest-earning assets (1):
 Mortgage loans (2)
    Fixed rate                     $  88,081        $ 264,245        $ 377,051        $ 160,241        $ 126,822       $ 1,016,440
    Adjustable rate                   78,670           91,133           96,349           62,739           28,060           356,951
  Other loans (2):
    Fixed rate                        12,786           38,359           46,732           15,616            7,541           121,034
    Adjustable rate                   64,958            4,370              254              ---              100            69,682
  Mortgage-backed securities:
    Fixed rate                        17,855           53,408           73,121           21,859           10,416           176,659
    Adjustable rate                      399            4,211              ---              ---              ---             4,610
  Investment securities and
    other assets                     117,602           61,358           81,413              ---              200           260,573
                                   ---------        ---------        ---------        ---------        ---------        ----------
       Total                       $ 380,351        $ 517,084        $ 674,920        $ 260,455        $ 173,139       $ 2,005,949
                                   ---------        ---------        ---------        ---------        ---------        ----------
Interest-bearing liabilities:
  Deposits (3):
    NOW accounts                   $   9,449        $  28,348        $  36,286        $  13,063        $   7,348       $    94,494
    Passbook accounts                 17,296           51,888           38,743            6,199            1,180           115,306
    Money market accounts             33,732          101,196           32,383            1,295               54           168,660
    Certificate accounts             211,891          407,464          148,143           44,865            1,764           814,127
  Borrowings (4)                         ---           22,000           38,000            5,000          380,528           445,528
                                   ---------        ---------        ---------        ---------        ---------        ----------
       Total                       $ 272,368        $ 610,896        $ 293,555        $  70,422        $ 390,874       $ 1,638,115
                                   ---------        ---------        ---------        ---------        ---------        ----------
Excess (deficiency) of interest
    earning assets over
    interest-bearing liabilities   $ 107,983        $ (93,812)       $ 381,365        $ 190,033        $(217,735)      $   367,834
                                   =========         ========         =========       =========        =========       ===========
Cumulative excess of
    interest-earning assets over
    interest-bearing liabilities   $ 107,983        $  14,171        $ 395,536        $ 585,569        $ 367,834
                                   =========         ========        =========        =========        =========
Cumulative excess of
    interest-earning assets over
    interest-bearing liabilities
    as a percent of total assets        5.16%            0.68%           18.92%           28.00%           17.59%
                                        =====            =====           ======           ======          ======

(1) Adjustable and floating rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate assets are included in the periods in which they are scheduled to be repaid based on scheduled amortization, in each case adjusted to reflect estimated prepayments.
    Estimated prepayment statistics were obtained from averaged projections from various primary securities dealers. For fixed rate mortgages and mortgage-backed securities, annual prepayment rates from 17 to 39%, based on the coupon rate, were used.
(2) Balances have been reduced for loans in process and deferred loan fees and discounts that aggregated to $100.2 million at September 30, 2002. Nonperforming loans aggregating $2.6 million were included in the within three month repricing period.
(3) The Company's negotiable order of withdrawal ("NOW") accounts, passbook savings accounts and money market deposit accounts are generally subject to immediate withdrawal. However, management considers a certain portion of these accounts to be core deposits having significantly longer effective maturities based on the Company's retention of such deposit accounts in changing interest rate environments. NOW accounts, passbook savings accounts and money market deposit accounts are assumed to be withdrawn at annual rates of 40%, 60% and 80%, respectively, of the declining balance of such accounts during the period shown. Management believes the rates are indicative of expected withdrawal rates in a rising interest rate environment. If all of the Company's NOW accounts, passbook savings accounts, and money market deposit accounts had been assumed to be subject to repricing within one year, the cumulative one-year deficiency of interest-earning assets to interest-bearing liabilities would have been negative $122.4 million, or negative 5.85% of total assets.
(4) Of the $445.5 million of borrowings, $380 million are callable on specified dates during the years 2003, 2005, 2006 and 2007 by the Federal Home Loan Bank (FHLB). Based on the interest rate environment that existed at September 30, 2002, and assuming this interest rate environment remains constant through 2007, management believes that it is unlikely the borrowings would be called by the FHLB. Management has therefore assumed that these borrowings will continue to their stated maturity. These borrowings are included in the over five years repricing category.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

The Company does not purchase, sell or enter into derivative financial instruments or derivative commodity instruments as defined by Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133").

Interest Rate Risk

The Company uses a computer model to quantify its interest rate risk. The computer model measures the sensitivity of asset and liability fair values to hypothetical changes in interest rates. Interest rate sensitive instruments used in the computer model include: loans, mortgage-backed securities, investment securities, federal funds sold, interest-bearing deposits in other banks, FHLB stock, deposits, advances from the FHLB, and off-balance sheet loan servicing rights and commitments. The model calculates net present values for assets, liabilities and off-balance sheet contracts using a discounted cash flow methodology. These amounts are netted together to determine net portfolio value. Management estimates discount rates by using current market yields on similar financial instruments. Discount rates are adjusted upward and downward by 100 basis points and 200 basis points to reflect a hypothetical parallel shift in interest rates. In addition, management estimates loan prepayment rates, deposit decay rates, and values of certain assets that could correspond with such hypothetical parallel shifts in interest rates.

Presented below is an analysis of the Company's interest rate risk at September 30, 2002 as calculated utilizing the Company's computer model. The table presents net portfolio value, dollar and percent changes in net portfolio value, for instantaneous and parallel shifts in the yield curve in 100 basis point increments up and down. Due to the low interest rate environment that existed at September 30, 2002, an analysis of a 200 basis point downward shift in interest rates would not be meaningful and is therefore not shown.


          Change in      Net portfolio
           Rates          value amount       Dollar change        Percent
           -----          ------------       -------------        -------
                              (Dollars in thousands)

          +200 B.P.       $ 290,435            $ (3,697)          (1.26)%
          +100 B.P.       $ 291,760            $ (2,372)           (.81)%
             0 B.P.       $ 294,132            $      0                0%
          -100 B.P.       $ 274,751            $(19,381)          (6.59)%


The Company's net portfolio value amount declines by .81% and 1.26%, respectively in a hypothetical 100 basis point and 200 basis point rise in interest rates. The net portfolio value decline results from the nature of the asset and liability mix. The Company's assets consist of predominately long-term, fixed rate loans and mortgage-backed securities amounting to $1.314 billion at September 30, 2002. Of this amount, $1.137 billion were loans and $177 million were mortgage-backed securities. These assets are funded primarily by interest bearing deposits and borrowings totaling $1.638 billion at September 30, 2002. Interest bearing deposits amounted to $1.192 billion and borrowings totaled $446 million at September 30, 2002. Interest bearing deposits and borrowings tend to be shorter-term in nature. Thus, during periods of rising interest rates, the Company's long-term fixed rate assets can be expected to reprice more slowly than its interest bearing deposits and borrowings. This repricing difference results in a reduction of net portfolio value in rising interest rate environments. Under declining interest rate environments, the Company's loan customers may, under certain circumstances, have an economic incentive to refinance their loans at the prevailing hypothetical rate. Such loan refinancing activity could result in significantly shorter asset durations. Shorter asset durations in a declining interest rate environment could result in a lower net portfolio amount. Therefore, given the low interest rate environment that existed at September 30, 2002,management believes that net portfolio values are likely to be more adversely affected by declining interest rates than rising interest rates.

The preceding analysis is based on numerous assumptions that management believes to be reasonable. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and market values of certain assets under various interest rate scenarios. It was also assumed that delinquency rates would not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated increments, there can be no assurance that the Company's assets and liabilities would perform as indicated in the table above. Since there is no quoted market for most of the Company's financial instruments, management has no basis to determine that values presented would be indicative of the amounts realized in an actual negotiated sale. Furthermore, management has not considered the tax effect or transaction costs that may be associated with disposal of the Company's assets and liabilities. A change in U.S. Treasury rates in the indicated amounts, accompanied by a change in the slope or shape of the yield curve, could result in significantly different net portfolio values than shown above.

Equity Pricing Risk

The Company maintains a portfolio of available for sale equity securities, which subjects the Company to equity pricing risks. The change in fair values of equity securities represents instantaneous changes in all prices for available for sale equity securities. Equity pricing risk is managed through company diversification and individual position limits established in the investment policy. At September 30, 2002 the Company did not maintain an equity trading portfolio. The following are changes in the fair value of the Company's available for sale securities at September 30, 2002 based on percentage changes in fair value.



              Percent change                    Fair value of available-
               in fair value                       for-sale securities
               -------------                       -------------------
                           (Dollars in thousands)
                    20%                                  $5,321
                    10%                                  $4,877
                     0%                                  $4,434
                   (10)%                                 $3,991
                   (20)%                                  $3,547


Actual future price appreciation or depreciation may be different from the changes identified in the table above.

Analysis of Net Interest Income

The Company's earnings historically depended primarily upon its net interest income, which is the difference between interest income earned on its loans and investments ("interest-earning assets") and interest incurred on its deposits and any borrowed funds ("interest-bearing liabilities"). Net interest income is affected by (i) the difference between rates of interest earned on the Company's interest-earning assets and rates paid on its interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of its interest-earning assets and interest-bearing liabilities.

The following tables present an analysis of certain aspects of the Company's operations during the periods indicated. The first table presents the average balances of, and the interest and dividends earned or incurred on, each major class of interest-earning assets and interest-bearing liabilities. No tax equivalent adjustments were made. Average balances represent daily average balances. The yields and costs include fees that are considered adjustments to yields.

                                                                     Years Ended September 30,

                                              2002                              2001                               2000


                                 Average    Interest &   Yield/     Average      Interest &  Yield/     Average      Int &   Yield/
                                 Balance    Dividends     Rate      Balance      Dividends    Rate      Balance    Dividends  Rate
                                 -------    ---------   -------     -------      ---------   ------     -------    ---------  ------
                                                                     (Dollars in thousands)
Assets:
Interest-earning assets (1):
    Interest-bearing deposits  $   72,482   $  1,369      1.89%  $   49,878    $  2,221       4.45%  $   15,416    $    844    5.47%
    Investment securities          99,367      4,421      4.45       78,236       4,611       5.89       97,490       5,849    6.00
    Mortgage-backed
        securities                183,650     11,167      6.08      149,708       9,517       6.36      180,460      11,537    6.39
    Mortgage loans              1,309,003    100,887      7.71    1,188,592      95,353       8.02    1,035,615      81,928    7.91
    Other loans                   175,577     13,963      7.95      154,410      14,348       9.29      130,580      12,164    9.32
                                ---------    -------      ----    ---------     -------       ----    ---------     -------    ----
Total interest-earning assets   1,840,079    131,807      7.16    1,620,824     126,050       7.78    1,459,561     112,322    7.70
                                             -------      ----                  -------       ----                  -------    ----
Total noninterest-earning
        assets                     61,030                            56,737                              52,207
                                ---------                         ---------                           ---------
Total assets                    1,901,109                         1,677,561                           1,511,768
                                =========                         =========                           =========

Liabilities and
Stockholders' Equity:
Interest-bearing liabilities
    Deposits:
        Transaction accounts   $  389,061   $  2,838       .73%  $  299,987    $  4,577       1.53%  $  221,001    $  2,466    1.12%
        Passbook savings          107,606        722       .67       92,921       1,264       1.36      106,465       2,002    1.88
        Official checks            12,667        ---       .00       10,249         ---        .00        9,161         ---     .00
        Certificate accounts      782,563     34,269      4.38      757,611      44,563       5.88      695,866      37,546    5.40
                                ---------    -------      ----    ---------      ------       ----    ---------      ------    ----
        Total deposits          1,291,897     37,829      2.93    1,160,768      50,404       4.34    1,032,493      42,014    4.07
    FHLB advances                 352,199     18,799      5.34      266,340      14,817       5.56      232,917      13,195    5.67
    Other borrowings                   20          3     13.82           69          13      18.84           16           6   35.15
                                ---------    -------     -----    ---------      ------      -----    ---------      ------   -----
Total interest-bearing
        liabilities             1,644,116     56,631      3.44    1,427,177      65,234       4.57    1,265,426      55,215    4.36
                                             -------      ----                   ------       ----                   ------    ----
Noninterest-bearing
        liabilities                26,316                            29,022                              24,922
                                ---------                         ---------                           ---------
Total liabilities               1,670,432                         1,456,199                           1,290,348
Stockholders' equity              230,677                           221,362                             221,420
                                ---------                         ---------                           ---------
Total liabilities and
        stockholders' equity    1,901,109                         1,677,561                           1,511,768
                                =========                         =========                           =========
Net interest income/
    interest rate spread (2)                $ 75,176      3.72%                $ 60,816       3.21%                $ 57,107    3.34%
                                            ========      =====                ========       =====                ========    =====
Net interest-earning assets/
    net  interest margin (3)   $  195,963                 4.09%  $  193,647                   3.75%  $  194,135                3.91%
                                =========                 =====   =========                   =====   =========                =====
Interest-earning assets to
    interest-bearing
    liabilities                                         111.92%                             113.57%                          115.34%
                                                        =======                             =======                          =======


(1)      Average balances and rates include nonaccruing loans.
(2) Interest rate spread represents the difference between weighted average interest rates earned on interest-earning assets and the weighted average interest rates paid on interest-bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

The relationship between the volume and rates of the Company's interest-earning assets and interest-bearing liabilities influences the Company's net interest income. The following table reflects the sensitivity of the Company's interest income and interest expense to changes in volume and in prevailing interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on effects attributable to: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); and (3) net change. Changes attributable to the combined impact of volume and rates have been allocated proportionately to changes due to volume and changes due to rate.

                                                                        Years Ended September 30,

                                                                          Increase (Decrease)
                                                                          -------------------
                                            2002 vs. 2001                    2001 vs. 2000                 2000 vs. 1999
                                   Volume      Rate        Net        Volume     Rate     Net       Volume      Rate       Net
                                   ------      ----        ---        ------     ----     ---       ------      ----       ---
                                                                            (In thousands)
Interest income:
    Interest-bearing deposits      $427      $ (1,279)   $   (852)   $  1,532    $ (155)  $ 1,377   $(1,935)   $   282   $(1,653)
    Investment securities           933        (1,123)       (190)     (1,007)     (231)   (1,238)     (288)        30      (258)
    Mortgage-backed securities    2,064          (414)      1,650      (1,955)      (65)   (2,020)   (1,731)        95    (1,636)
    Mortgage loans                9,538        (4,005)      5,533      12,187     1,238    13,425    10,499       (171)   10,328
    Nonmortgage loans:
        Commercial loans             75          (676)       (601)        584      (137)      447       446         81       527
        Consumer loans            1,642        (1,425)        217       1,629       108     1,737     1,075         55     1,130
                                 ------        ------       -----      ------       ---    ------     -----        ---     -----
Total interest income            14,679        (8,922)      5,757      12,970       758    13,728     8,066        372     8,438
                                 ------        ------       -----      ------       ---    ------     -----        ---     -----

Interest expense:
    Deposits:
        Transaction accounts     $  647       $(2,386)   $ (1,739)    $ 1,181    $  930   $ 2,111   $   437     $   248   $   685
        Passbook savings             79          (621)       (542)       (421)     (317)     (738)      123        (114)        9
        Certificate accounts      1,092       (11,386)    (10,294)      3,632     3,385     7,017     1,904       1,697     3,601
                                  -----       -------     -------       -----     -----     -----     -----       -----     -----
    Total deposits                1,818       (14,393)    (12,575)      4,392     3,998     8,390     2,464       1,831     4,295
    FHLB advances                 4,402          (420)      3,982       1,786      (164)    1,622     1,911         167     2,078
    Other borrowings                (10)          ---         (10)          7       ---         7         2         ---         2
                                  -----       -------     -------       -----     -----     -----     -----       -----     -----
 Total interest expense           6,210       (14,813)     (8,603)      6,185     3,834    10,019     4,377       1,998     6,375
                                  -----       -------     -------       -----     -----     -----     -----       -----     -----

Net interest income              $8,469       $ 5,891     $14,360      $6,785   $(3,076)  $ 3,709   $ 3,689     $(1,626)  $ 2,063
                                 ======       =======     =======      ======   ========  =======    ======    =========  =======

Results of Operations

Year Ended September 30, 2002 Compared to Year Ended September 30, 2001

General

Diluted earnings per share for the year ended September 30, 2002, increased 33.3% to $1.36 per share on net income of $31.8 million, compared to $1.02 per share on net income of $24.1 million for the same period last year. This increase was due primarily to the growth in the loan portfolio, the increase in the net interest margin due primarily to a decrease in the cost of deposits and a reduction in shares outstanding due to treasury stock purchases. Net interest income increased 23.6% to $75.2 million for the year ended September 30, 2002, compared to $60.8 million for the year ended September 30, 2001. This increase was due to an increase in interest income of $5.8 million and a decrease in interest expense of $8.6 million. Other income increased to $15.9 million for the year ended September 30, 2002 from $12.3 million for the year ended September 30, 2001. Other expenses increased to $37.4 million for the year ended September 30, 2002 from $32.6 million for the year ended September 30, 2001.

Interest Income

Total interest income increased to $131.8 million for the year ended September 30, 2002 from $126.1 million for the year ended September 30, 2001 as a result of an increase in average interest-earning assets to $1.8 billion for the year ended September 30, 2002 from $1.6 billion for the year ended September 30, 2001. The average rate earned on interest-earning assets decreased to 7.16% for the year ended September 30, 2002 from 7.78% for the year ended September 30, 2001, a decrease of 62 basis points. Interest income on loans increased $5.2 million to $114.9 million for the year ended September 30, 2002 from $109.7 million for the year ended September 30, 2001. This increase was a result of a $141.6 million increase in the average balance to $1.5 billion in 2002 from $1.3 billion in 2001. The average yield on loans decreased to 7.74% for the year ended September 30, 2002 from 8.17% for the year ended September 30, 2001. The increase in the average balance of total loans was mainly due to significant growth in the residential, commercial real estate and consumer loan portfolios resulting from increased levels of loan originations. Interest income on investment securities decreased $190,000 to $4.4 million for the year ended September 30, 2002 from $4.6 million for the year ended September 30, 2001. This decrease was primarily due to a decrease in the yield on investments to 4.45% for the year ended September 30, 2002 from 5.89% for the year ended September 30, 2001. This decrease was partially offset by a $21.1 million increase in the average balance to $99.4 million in 2002 from $78.2 million in 2001. The increase in the average balance of investment securities was primarily due to the purchase of FHLB and FHLMC Notes. Interest income on mortgage-backed securities increased $1.7 million to $11.2 million for the year ended September 30, 2002 from $9.5 million for the year ended September 30, 2001. This increase was primarily the result of a $33.9 million increase in the average balance to $183.6 million in 2002 from $149.7 million in 2001. The increase in the average balance of mortgage-backed securities was primarily due to the purchase of FHLMC and FNMA 15 year mortgage-backed securities. Other interest income, mainly consisting of interest on interest-bearing deposits in other banks, decreased $852,000 to $1.4 million for the year ended September 30, 2002 from $2.2 million for the year ended September 30, 2001. This decrease was primarily due to a decrease in the yield on interest-bearing deposits to 1.89% for the year ended September 30, 2002 from 4.45% for the year ended September 30, 2001. This decrease was partially offset by an increase in the average balance to $72.5 million in 2002 from $49.9 million in 2001. The increase in the average balance of interest-bearing deposits was primarily due to an increase in overnight funds on deposit at the FHLB.

Interest Expense

Total interest expense decreased to $56.6 million for the year ended September 30, 2002 from $65.2 million for the year ended September 30, 2001. This decrease was due primarily to a decrease in the average rate incurred on interest-bearing liabilities to 3.44% for the year ended September 30, 2002 from 4.57% for the year ended September 30, 2001, a decrease of 113 basis points. This decrease was partially offset by an increase in average interest-bearing liabilities to $1.6 billion for the year ended September 30, 2002 from $1.4 billion for the year ended September 30, 2001. Interest expense on deposits decreased $12.6 million to $37.8 million for the year ended September 30, 2002 from $50.4 million for the year ended September 30, 2001. This decrease was a result of a decrease of 141 basis points in the average rate to 2.93% for the year ended September 30, 2002 from 4.34% for the year ended September 30 2001. This decrease was partially offset by a $131.1 million increase in the average balance to $1.3 billion in 2002 from $1.2 billion in 2001. The average deposit mix changed to 39.4% and 60.6% of core deposits and certificates, respectively, for the year ended September 30, 2002 from 34.7% and 65.3%, respectively, for the same period in 2001. Interest expense on FHLB advances and other borrowings increased $4.0 million to $18.8 million for the year ended September 30, 2002 from $14.8 million for the year ended September 30, 2001. This increase was the result of an increase of $85.9 million in the average balance to $352.2 million in 2002 from $266.3 million in 2001, primarily due to proceeds from new long-term fixed rate advances taken in order to fund the origination of fixed rate loans and the purchase of mortgage-backed securities.

Provision for Loan Losses

The determination of the allowance for loan losses is considered by management to be a critical accounting policy and is based upon estimates made by management.

Critical accounting policies are defined as policies which are material to the portrayal of the Company's financial condition and results of operations, and that require management's most difficult, subjective, or complex judgements. The Company's financial results could differ significantly if different judgements or estimates are applied in the application of these policies.

The provision for loan losses was $1.5 million for the year ended September 30, 2002, compared to $798,000 for the year ended September 30, 2001. The provision for loan losses for the year ended September 30, 2002 was principally comprised of a charge of $949,000 due to loan growth, primarily in the residential, commercial real estate and consumer loan portfolios, and $555,000 in net charge offs. The provision for loan losses for the year ended September 30, 2001 was principally comprised of a charge of $424,000 related to an increase in the level of classified loans, due primarily to the change in classification of one commercial real estate loan, $264,000 due to loan growth, primarily in the residential and consumer loan portfolios, and a charge of $110,000 for net chargeoffs. The allowance for loan losses was at $14.4 million and $13.4 million for September 30, 2002 and 2001, respectively. The allowance was .93% and .96% of total loans at September 30, 2002 and 2001, respectively and was 219.4% and 251.9% of classified loans at September 30, 2002 and 2001, respectively. Nonperforming loans decreased to $1.7 million at September 30, 2002 from $2.6 million at September 30, 2001. The ratio of the allowance for loan losses to total nonperforming loans increased to 865.9% at September 30, 2002 from 519.0% at September 30, 2001.

There were no significant changes in the estimation methods or fundamental assumptions used in the calculation of the allowance for loan losses at September 30, 2002, compared to September 30, 2001. Furthermore, there was no reallocation of the allowance from September 30, 2001. While the Company's management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

Other Income

Other income increased by $3.6 million to $15.9 million for the year ended September 30, 2002 from $12.3 million for the year ended September 30, 2001. This increase was due primarily to increases of $2.3 million in other fees and service charges, $1.9 million in gain on the sale of mortgage loans, $468,000 in insurance commissions and fees partially offset by decreases of $653,000 in gain on the sale of premises and equipment and $422,000 in gain on the sale of securities. Other fees and service charges, primarily from fees and service charges on deposit products, were $10.8 million and $8.4 million for the years ended September 30, 2002 and 2001, respectively. This increase was due primarily to the growth in transaction accounts. Gain on sale of mortgage loans was $2.2 million and $321,000 for the years ended September 30, 2002 and 2001, respectively. This increase was due to an increase in the sale of residential one-to-four fixed rate mortgage loans to reduce interest rate risk by limiting the growth of long term fixed rate loans in the portfolio. Insurance commissions and fees were $2.2 million and $1.7 million for the years ended September 30, 2002 and 2001, respectively. This increase was due primarily to fees from the sale of fixed rate annuities and insurance products. Gain on the sale of securities, primarily from the sale of equity securities, was $467,000 and $889,000 for the years ended September 30, 2002 and 2001, respectively. Gain on the sale of premises and equipment, primarily from the sale of office buildings and land, were $18,000 and $671,000 for the years ended September 30, 2002 and 2001, respectively.

Other Expense

Other expense increased by $4.8 million to $37.4 million for the year ended September 30, 2002 from $32.6 million for the year ended September 30, 2001. The increase was due primarily to increases of $3.2 million in compensation and benefits, $546,000 in occupancy expense, $479,000 in data processing services and $474,000 in other expenses. The increase in compensation and benefits was due primarily to annual salary increases and additional staff required to support the growth in loans and deposits. The increase in occupancy expense was due primarily to an increase in data processing equipment expense. The increases in data processing services and other expenses are due primarily to increases resulting from the growth in loans and deposits.

Income Taxes

Income tax expense increased by $4.8 million to $20.4 million for the year ended September 30, 2002 from $15.6 million for the year ended September 30, 2001, due primarily to an increase in pretax accounting income. The effective tax rates were 39.0% and 39.3% for the years ended September 30, 2002 and 2001, respectively.

Year Ended September 30, 2001 Compared to Year Ended September 30, 2000

General

Diluted earnings per share for the year ended September 30, 2001, increased 15.9% to $1.02 per share on net income of $24.1 million, compared to 88 cents per share on net income of $21.7 million for the same period last year. This increase was due primarily to the growth in the loan portfolio and a decrease in the average number of shares outstanding as a result of the stock repurchase plan. Net interest income increased 6.5% to $60.8 million for the year ended September 30, 2001, compared to $57.1 million for the year ended September 30, 2000. This increase was due to an increase in interest income of $13.7 million partially offset by an increase in interest expense of $10.0 million. Other income increased to $12.3 million for the year ended September 30, 2001 from $7.9 million for the year ended September 30, 2000. Other expenses increased to $32.6 million for the year ended September 30, 2001 from $28.7 million for the year ended September 30, 2000.

Interest Income

Total interest income increased to $126.1 million for the year ended September 30, 2001 from $112.3 million for the year ended September 30, 2000 as a result of an increase in average interest-earning assets to $1.6 billion for the year ended September 30, 2001 from $1.5 billion for the year ended September 30, 2000. The average rate earned on interest-earning assets increased to 7.78% for the year ended September 30, 2001 from 7.70% for the year ended September 30, 2000, an increase of 8 basis points. Interest income on loans increased $15.6 million to $109.7 million for the year ended September 30, 2001 from $94.1 million for the year ended September 30, 2000. This increase was a result of a $176.8 million increase in the average balance to $1.3 billion in 2001 from $1.2 billion in 2000. The average yield on loans increased to 8.17% for the year ended September 30, 2001 from 8.07% for the year ended September 30, 2000. The increase in the average balance of total loans was mainly due to significant growth in the residential and commercial loan portfolios resulting from increased levels of loan originations. Interest income on investment securities decreased $1.2 million to $4.6 million for the year ended September 30, 2001 from $5.8 million for the year ended September 30, 2000. This decrease was primarily the result of a $19.3 million decrease in the average balance to $78.2 million in 2001 from $97.5 million in 2000. The decrease in the average balance of investment securities was primarily due to the maturity and call of FHLB and FNMA Notes. Interest income on mortgage-backed securities decreased $2.0 million to $9.5 million for the year ended September 30, 2001 from $11.5 million for the year ended September 30, 2000. This decrease was primarily the result of a $30.8 million decrease in the average balance to $149.7 million in 2001 from $180.5 million in 2000. The decrease in the average balance of mortgage-backed securities was primarily due to repayments. Other interest income, mainly consisting of interest on interest-bearing deposits in other banks, increased $1.4 million to $2.2 million for the year ended September 30, 2001 from $844,000 for the year ended September 30, 2000. This increase was primarily the result of a $34.5 million increase in the average balance of funds on deposit at the FHLB to $49.9 million in 2001 from $15.4 million in 2000. The increase in the average balance of interest-bearing deposits was primarily due to an increase in overnight funds on deposit at the FHLB.

Interest Expense

Total interest expense increased to $65.2 million for the year ended September 30, 2001 from $55.2 million for the year ended September 30, 2000. This increase was due primarily to an increase in average interest-bearing liabilities to $1.4 billion for the year ended September 30, 2001 from $1.3 billion for the year ended September 30, 2000. The average interest rate incurred on interest-bearing liabilities was 4.57% for the year ended September 30, 2001 compared to 4.36% for the year ended September 30, 2000, an increase of 21 basis points. Interest expense on deposits increased $8.4 million to $50.4 million for the year ended September 30, 2001 from $42.0 million for the year ended September 30, 2000. This increase was a result of a $128.3 million increase in the average balance to $1.2 billion in 2001 from $1 billion in 2000 and an increase of 27 basis points in the average interest rate to 4.34% for the year ended September 30, 2001 from 4.07% for the year ended September 30, 2000. The average deposit mix changed to 34.7% and 65.3% of core deposits and certificates, respectively, for the year ended September 30, 2001 from 32.6% and 67.4%, respectively, for the same period in 2000. Interest expense on FHLB advances and other borrowings increased $1.6 million to $14.8 million for the year ended September 30, 2001 from $13.2 million for the year ended September 30, 2000. This increase was the result of an increase of $33.4 million in the average balance to $266.3 million in 2001 from $232.9 million in 2000 primarily due to proceeds from new long-term fixed rate advances taken in order to fund the origination of fixed rate loans and the purchase of mortgage-backed securities.

Provision for Loan Losses

The provision for loan losses was $798,000 for the year ended September 30, 2001, compared to $847,000 for the year ended September 30, 2000. The provision for loan losses for the year ended September 30, 2001 was principally comprised of a charge of approximately $424,000 related to an increase in the level of classified loans due primarily to the change in classification of one commercial real estate loan, a charge of approximately $264,000 due to loan growth primarily in the residential and consumer loan portfolios, and a charge of approximately $110,000 for net chargeoffs. The provision for loan losses for the year ended September 30, 2000 was principally comprised of a credit of approximately $99,000 related to a decrease in the level of classified loans, a charge of approximately $876,000 due to overall loan portfolio growth and a charge of approximately $70,000 for net chargeoffs. The allowance for loan losses was at $13.4 million and $12.7 million for September 30, 2001 and 2000, respectively. The allowance was .96% and 1.02% of total loans at September 30, 2001 and 2000, respectively and was 251.9% and 277.9% of classified loans at September 30, 2001 and 2000, respectively. Nonperforming loans decreased to $2.6 million at September 30, 2001 from $2.8 million at September 30, 2000. The ratio of allowance for loan losses to total nonperforming loans increased to 519.0% at September 30, 2001 from 460.2% at September 30, 2000.

There were no significant changes in the estimation methods or fundamental assumptions used in the calculation of the allowance for loan losses at September 30, 2001, compared to September 30, 2000. Futhermore, there was no reallocation of the allowance from September 30, 2000. While the Company's management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

Other Income

Other income increased by $4.5 million to $12.3 million for the year ended September 30, 2001 from $7.9 million for the year ended September 30, 2000. This increase is due primarily to an increase of $1.6 million in other fees and service charges, an increase of $1.3 million in insurance commissions and fees, an increase of $786,000 in gains on the sale of securities and an increase of $504,000 in gains on the sale of premises and equipment. Other fees and service charges, primarily from fees and service charges on deposit products, were $8.4 million and $6.8 million for the years ended September 30, 2001 and 2000, respectively. This increase was due primarily to the growth in transaction accounts. Insurance commissions and fees were $1.7 million and $418,000 for the years ended September 30, 2001 and 2000, respectively. This increase was due primarily to the acquisition of one insurance agency in 2001 and two insurance agencies in 2000. Gain on the sale of securities, primarily from the sale of equity securities, was $889,000 and $103,000 for the years ended September 30, 2001 and 2000, respectively.

Gains on the sale of premises and equipment, primarily from the sale of office buildings and land, were $671,000 and $167,000 for the years ended September 30, 2001 and 2000, respectively.

Other Expense

Other expense increased by $4.0 million to $32.6 million for the year ended September 30, 2001 from $28.6 million for the year ended September 30, 2000. The increase was due primarily to increases of $2.1 million in compensation and benefits, $673,000 in occupancy expense and $823,000 in other expenses. The increase in compensation and benefits is due primarily to annual salary increases, additional staff required to support the growth in loans and deposits and the acquisition of three insurance agencies. The increase in occupancy expense is due primarily to an increase in data processing equipment expense and the acquisition of three insurance agencies. The increase in other expense is due primarily to increases resulting from the growth in loans and deposits and the operation of the insurance agencies.

Income Taxes

Income tax expense increased by $1.9 million to $15.6 million for the year ended September 30, 2001 from $13.7 million for the year ended September 30, 2000, due primarily to an increase in pretax accounting income. The effective tax rates were 39.3% and 38.7% for the years ended September 30, 2001 and 2000, respectively.

Liquidity and Capital Resources

The Bank's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, and earnings and funds provided from operations. The Bank will consider increasing its borrowings from the Federal Home Loan Bank of Atlanta from time to time as an alternative to increasing deposit account interest rates. In addition, the Bank holds unpledged fixed and adjustable rate mortgage-backed securities totaling $163.7 million at September 30, 2002 that could be used as collateral under repurchase transactions with securities dealers. Repurchase transactions serve as secured borrowings and provide a source of short-term liquidity for the Bank. At September 30, 2002, the Bank had $814.1 million or 59.3% of the Bank's deposits in certificate accounts. Based on past experience, management believes that a substantial percentage of these certificates will be renewed at maturity, although there can be no assurance that this will occur. The Bank would use borrowings from the FHLB or repurchase transactions with securities dealers if replacement funding was needed as a result of maturing certificate accounts.

Net cash provided by the Company's operating activities (i.e. cash items affecting net income) was $35.2 million, $28.5 million, and $24.7 million for the years ended September 30, 2002, 2001, and 2000, respectively.

Net cash used by the Company's investing activities (i.e. cash used primarily from its investment securities, mortgage-backed securities and loan portfolios) was $281.8 million, $104.3 million, and $152.2 million for the years ended September 30, 2002, 2001 and 2000, respectively. The increase in cash flows in 2002 was due primarily to an increase of $98.5 million in the purchase of investment securities, a decrease of $40.0 million in the maturity of investment securities, an increase of $58.0 million in the purchase of mortgage-backed securities partially offset by a $19.1 million increase in principal repayments of mortgage-backed securities. The decrease in cash flows in 2001 was due primarily to a decrease of $30.6 million in the change in net loans, an increase of $39.3 million in proceeds from maturity of investment securities partially offset by a $26.1 million increase in the purchase of mortgage-backed securities.

Net cash provided by the Company's financing activities (i.e. cash receipts primarily from net increases (decreases) in deposits and net FHLB advances) was $301.5 million, $138.8 million, and $94.2 million for the years ended September 30, 2002, 2001, and 2000, respectively. The increase in cash flows in 2002 was due primarily to an increase of $84.4 million in net proceeds from long-term borrowings, an increase of $70.7 million in net increase in deposits and a decrease of $8.0 million in net payments of short-term borrowings. The increase in cash flows in 2001 was due primarily to an increase of $75.6 million in net proceeds from long-term borrowings, a decrease of $19.4 million in the purchase of treasury stock partially offset by a decrease of $31.0 million in net proceeds from short-term borrowings and a decrease of $19.4 million in the change in deposits.

The Bank's liquid assets consist primarily of investment securities and cash. At September 30, 2002, the Bank had liquid assets of $295.0 million, with loan commitments of $79.6 million (consisting of unused lines of credit to homebuilders and residential and commercial loan commitments), letters of credit of $6.1 million and unfunded loans in process of $94.0 million (the latter consisting primarily of residential loans in process). In addition, the Bank had certain investments in mortgage-backed securities aggregating $181.3 million. The Bank intends to hold such investments in mortgage-backed securities until maturity. However, such investments may be used as collateral for borrowing as such need arises.

Harbor Florida Bancshares, Inc. (the holding company) has cash requirements to pay dividends to shareholders and the holding company's expenses. During 2002, the holding company expended $10.4 million for dividends and expenses. As of September 30, 2002, the holding company had $6.3 million in cash, $4.4 million in available for sale securities and is eligible to receive dividends from the Bank in order to meet future cash requirements. Management believes that sufficient financial resources exist at the holding company level to meet its obligations for the next twelve months. As of September 30, 2002, $73.4 million was available for distribution from the Bank to the holding company without further regulatory approval.

Stockholders' equity increased to $238.9 million at September 30, 2002, from $224.8 million at September 30, 2001. The increase is due primarily to $31.8 million of earnings for the fiscal year partially offset by $9.9 million of dividends paid and the repurchase of $13.1 million of Company common stock to be held as treasury stock.

The Company's Board of Directors has previously approved a stock repurchase plan permitting the Company to acquire up to 2,761,284 shares of its common stock subject to market conditions. During 2002, the Company repurchased 694,591 shares at an average price of $18.84 per share. On October 9, 2002, the Company's Board of Directors approved a new stock repurchase plan permitting the Company to acquire up to 1,200,000 shares of common stock, approximately 5% of the outstanding common stock. The new stock repurchase plan expires on October 9, 2003. The stock repurchase plan is one of the tools the Company uses to manage the growth of its capital.

During 2001 and 2000, the Company reissued treasury stock to acquire two insurance agencies. See Note 17 of the consolidated financial statements for additional disclosures related to the acquisition of insurance agencies.

As a result of the decline in market value of the investments held by the defined benefit plan, the Bank, based on actuarial calculations, will be required to contribute approximately $500,000 during fiscal year 2003. In order to limit the future cost of the defined benefit plan, all new employees hired on or after January 1, 2003 will not participate in the plan.

Impact of New Accounting Standards

In July 2001, the FASB issued SFAS No. 141, "Business Combinations", ("Statement 141") and SFAS No. 142, "Goodwill and Other Intangible Assets," ("Statement 142"). Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Statement 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Other intangible assets would continue to be amortized over their estimated useful lives. In the transition, any impairment losses will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

The Company adopted the provisions of Statement 141 immediately and the Company adopted Statement 142 effective October 1, 2001. As of the date of adoption, the Company had unamortized goodwill in the amount of approximately $3,378,000 that is subject to the transition provisions of Statements 141 and 142. Pursuant to Statement 142, the Company no longer amortizes goodwill. Amortization expense related to goodwill was approximately $300,000 and $223,000 for the years ended September 30, 2001 and 2000, respectively. Upon adoption, the Company did not have a transitional impairment loss. Had goodwill amortization been excluded from net income for the years ended September 30, 2001 and 2000, net income would have increased to approximately $24,408,000 and $21,971,000 respectively. Basic earnings per share would have increased to $1.05 and $0.90 per share, respectively, and diluted earnings per share would have increased to $1.03 and $0.89 per share, respectively.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("Statement 143"), which addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Statement 143 is effective for fiscal years beginning after June 15, 2002. This Statement is not expected to have a material impact on the Company's consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets" ("Statement 144") which supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("Statement 121") and the accounting and reporting provisions of APB No. 30, "Reporting the Results of Operation - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. While Statement 144 retains many of the fundamental provisions of Statement 121, it establishes a single accounting model for long-lived assets to be disposed of by sale, and resolves certain implementation issues not previously addressed by Statement 121. Statement 144 is effective for fiscal years beginning after December 15, 2001. This Statement is not expected to have a material impact on the Company's consolidated financial statements.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("Statement 145"). Among other things, Statement 145 rescinds FASB Statement No. 4, "Reporting Gains and Losses From Extinguishment of Debt", which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. The provisions of Statement 145 related to the rescission of FASB Statement No. 4 are effective for fiscal years beginning after May 15, 2002, with early application encouraged. This statement is not expected to have a material impact on the Company's consolidated financial statements.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("Statement 146") which requires, among other things, recording a liability for costs associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. Commitment to an exit plan or a plan of disposal expresses only management's future actions and, therefore, does not meet the requirement for recognizing a liability and the related expense. The provisions of Statement 146 are effective prospectively for exit and disposal activities initiated after December 31, 2002, with early application encouraged. This statement is not expected to have a material impact on the Company's consolidated financial statements.

                          Independent Auditors' Report







The Board of Directors
Harbor Florida Bancshares, Inc.:

We have audited the accompanying consolidated statements of financial condition of Harbor Florida Bancshares, Inc. and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2002. These consolidated financial statements are the responsibility of Harbor Florida Bancshares, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harbor Florida Bancshares, Inc. and subsidiaries at September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2002 in conformity with accounting principles generally accepted in the United States of America.





KPMG LLP
West Palm Beach

October 11, 2002

Consolidated Statements of Financial Condition

 September 30, 2002 and 2001                                                                        2002                2001
                                                                                                    ----                ----
                                                                                                (In thousands except share data)
Assets:
 Cash and amounts due from depository institutions                                             $    52,299         $    41,134
 Interest-bearing deposits in other banks                                                           95,326              51,658
 Investment securities held to maturity (estimated market value of $245
        and $220 at September 30, 2002 and 2001, respectively)                                         200                 200
 Investment securities available for sale at estimated market value                                147,205              46,414
 Mortgage-backed securities held to maturity (estimated market value of
        $188,853 and $156,900 at September 30, 2002 and 2001, respectively)                        181,269             153,714
 Loans held for sale (estimated market value of $8,496 and $5,512 at
        September 30, 2002 and 2001, respectively)                                                   8,263               5,373
 Loans, net                                                                                      1,541,468           1,401,873
 Accrued interest receivable                                                                         9,847               9,210
 Real estate owned                                                                                     733                 917
 Premises and equipment, net                                                                        27,049              24,101
 Federal Home Loan Bank stock                                                                       22,276              15,027
 Goodwill, net                                                                                       3,378               3,378
 Other assets                                                                                        1,810               2,109
                                                                                                     -----               -----
               Total assets                                                                     $2,091,123          $1,755,108
                                                                                                ==========          ==========

 Liabilities and Stockholders' Equity:
 Liabilities:
    Deposits                                                                                    $1,372,362          $1,200,092
    Short-term borrowings                                                                           22,000              10,043
    Long-term debt                                                                                 423,528             285,544
    Advance payments by borrowers for taxes and insurance                                           23,290              22,915
    Income taxes payable                                                                             1,822               4,138
    Other liabilities                                                                                9,203               7,541
                                                                                                     -----               -----
               Total liabilities                                                                 1,852,205           1,530,273
                                                                                                 ---------           ---------

 Stockholders' Equity:
    Preferred stock; $.10 par value; authorized 10,000,000 shares; none issued
        and outstanding                                                                                ---                 ---
    Common stock; $.10 par value; authorized 70,000,000 shares; 31,452,595 shares issued and 23,971,485 outstanding at September 30, 2002 and
        31,210,415 shares issued and 24,423,896 outstanding at September 30,2001                     3,145               3,121
    Paid-in capital                                                                                195,506             192,537
    Retained earnings                                                                              146,932             125,084
    Accumulated other comprehensive income, net                                                      2,338               1,602
    Common stock purchased by:
        Employee stock ownership plan (ESOP)                                                       (10,650)            (11,349)
        Recognition and retention plan (RRP)                                                        (3,652)             (4,547)
    Treasury stock, at cost, 7,481,110 shares and 6,786,519 shares at
September 30, 2002 and 2001, respectively                                                          (94,701)            (81,613)
                                                                                                   --------            --------
             Total stockholders' equity                                                            238,918             224,835
                                                                                                   -------             -------
             Total liabilities and stockholders' equity                                         $2,091,123          $1,755,108
                                                                                                ==========          ==========

See accompanying notes to consolidated financial statements.

Consolidated Statements of Earnings

 Years ended September 30, 2002, 2001 and 2000
                                                                       2002                     2001                      2000
                                                                       ----                     ----                      ----
                                                                                 (In thousands except per share data)
Interest income:
    Loans                                                            $114,850                 $109,701                   $94,092
    Investment securities, principally taxable interest                 4,421                    4,611                     5,849
    Mortgage-backed securities                                         11,167                    9,517                    11,537
    Other                                                               1,369                    2,221                       844
                                                                      -------                  -------                   -------
              Total interest income                                   131,807                  126,050                   112,322
                                                                      -------                  -------                   -------
 Interest expense:
    Deposits                                                           37,829                   50,404                    42,014
    Other                                                              18,802                   14,830                    13,201
                                                                      -------                  -------                   -------
             Total interest expense                                    56,631                   65,234                    55,215
                                                                      -------                  -------                   -------
             Net interest income                                       75,176                   60,816                    57,107
 Provision for loan losses                                              1,515                      798                       847
                                                                      -------                  -------                   -------
             Net interest income after provision for
                loan losses                                            73,661                   60,018                    56,260
                                                                      -------                  -------                   -------
 Other income:
    Other fees and service charges                                     10,779                    8,450                     6,812
    Insurance commissions and fees                                      2,153                    1,685                       418
    Income from real estate operations                                    187                      294                       249
    Gain on sale of mortgage loans                                      2,234                      321                        66
    Gain on sale of securities                                            467                      889                       103
    Gain on sale of premises and equipment                                 18                      671                       167
    Other                                                                  22                       20                        36
                                                                      -------                  -------                   -------
             Total other income                                        15,860                   12,330                     7,851
                                                                      -------                  -------                   -------
 Other expenses:
    Compensation and employee benefits                                 21,829                   18,652                    16,503
    Occupancy                                                           5,404                    4,858                     4,185
    Data processing services                                            2,603                    2,124                     1,764
    Advertising and promotion                                           1,111                    1,014                     1,049
    Other                                                               6,440                    5,966                     5,143
                                                                        -----                    -----                     -----
             Total other expense                                       37,387                   32,614                    28,644
                                                                      -------                  -------                   -------

             Income before income taxes                                52,134                   39,734                    35,467
 Income tax expense                                                    20,350                   15,626                    13,719
                                                                      -------                  -------                   -------
             Net income                                              $ 31,784                 $ 24,108                  $ 21,748
                                                                     ========                 ========                  ========

    Net income per share:
                   Basic                                               $ 1.40                   $ 1.04                     $ .89
                                                                       ======                   ======                     =====
                   Diluted                                             $ 1.36                   $ 1.02                     $ .88
                                                                       ======                   ======                     =====

See accompanying notes to consolidated financial statements.

Consolidated Statements of Stockholders' Equity and Comprehensive Income Years ended September 30, 2002,2001 and 2000


                                                                      Accum.other    Common      Common
                          Compre-                                     comprehensive   stock       stock
                          hensi      Common     Paid-in    Retained      income     purchased   purchased    Treasury
                          income      stock      Capital    earnings     (loss)      by ESOP      by RRP      stock      Total
                          ------      -----      -------    --------     ------      -------      ------      -----      -----
                                                                 (In thousands)
Balance at September
   30, 1999                          $ 3,110  $ 191,016    $ 96,485     $   (70)   $(12,746)     $(6,258)  $(35,615)   $235,922
Comprehensive income:
Net income               $21,748           -          -      21,748           -           -            -          -      21,748
Other comprehensive
   income, net of tax        303           -          -           -         303           -            -          -         303
                         -------
Comprehensive income     $22,051
                         =======
Stock options
   exercised                               4         92           -           -           -            -          -          96
Amortization of
   award of ESOP and
   RRP                                     -        102           -           -         699          873          -       1,674
Dividends paid                             -          -      (8,292)          -           -            -          -      (8,292)
Tax benefit of stock
   plans                                   -        188           -           -           -            -          -         188
Treasury Stock
   issued to
   purchase
   insurance agency                        -       (107)          -           -           -            -      1,194       1,087
Purchase of treasury
  shares                                   -          -           -           -           -            -    (33,342)    (33,342)
                                     -------  ---------    --------      ------    --------      -------   --------    --------
Balance at September
   30, 2000                          $ 3,114  $ 191,291    $109,941      $  233    $(12,047)     $(5,385)  $(67,763)   $219,384
Comprehensive income:
Net income               $24,108           -          -      24,108           -           -            -          -      24,108
Other comprehensive
   income, net of tax      1,369           -          -           -       1,369           -            -          -       1,369
                         -------
Comprehensive income     $25,477
                         =======
Stock options
   exercised                               7        419           -           -           -            -          -         426
Amortization of
   award of ESOP and
   RRP                                     -        460           -           -         698          838          -       1,996
Dividends paid                             -          -      (8,965)          -           -            -          -      (8,965)
Tax benefit of stock
   plans                                   -        337           -           -           -            -          -         337
Treasury stock
   issued to
   purchase
   insurance agency                        -         30           -           -           -            -        117         147
Purchase of treasury
  shares                                   -          -           -           -           -            -    (13,967)    (13,967)
                                     -------  ---------    --------      ------    --------      -------   --------    --------
Balance at September
   30, 2001                          $ 3,121  $ 192,537    $125,084      $1,602    $(11,349)     $(4,547)  $(81,613)   $224,835



                                                                     Accum. other        Common       Common
                          Compre-                                   comprehensive        stock        stock
                          hensi     Common     Paid-in    Retained     income          purchased    purchased    Treasury
                          income    stock      Capital    earnings     (loss)           by ESOP       by RRP      stock      Total
                          ------    -----      -------    --------     ------           -------       ------      -----      -----

                                                               (In thousands)

Balance at September
   30, 2001
   (continued)                     $ 3,121   $ 192,537    $125,084     $ 1,602        $(11,349)      $(4,547)   $(81,613)  $224,835
Comprehensive income:
Net income               $31,784         -           -      31,784           -               -             -           -     31,784
Other comprehensive
   income, net of tax        736         -           -           -         736               -             -           -        736
                         -------
Comprehensive income     $32,520
                         =======
Stock options
   exercised                            24       1,838           -           -               -             -           -      1,862
Amortization of
   award of ESOP and
   RRP                                   -         725           -           -             699           895           -      2,319
Dividends paid                           -           -      (9,936)          -               -             -           -     (9,936
Tax benefit of stock
   plans                                 -         406           -           -               -             -           -        406
Purchase of treasury
  shares                                 -           -           -           -               -             -     (13,088)   (13,088)
                                   -------   ---------    --------     -------         --------      --------  ---------   --------
Balance at September
   30, 2002                        $ 3,145   $ 195,506    $146,932     $ 2,338        $(10,650)      $(3,652)   $(94,701)  $238,918
                                   =======   =========    ========     =======        =========      ========   =========  ========

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
Years ended September 30, 2002, 2001 and 2000

                                                                                        2002            2001             2000
                                                                                        ----            ----             ----
                                                                                                   (In thousands)
Cash provided by operating activities:
   Net income                                                                           $ 31,784         $ 24,108        $ 21,748
   Adjustments to reconcile net income to net cash provided by operating activities:
        Gain on sale of investment securities available for sale                            (467)            (889)           (103)
        Gain on sale of premises and equipment                                               (18)            (671)           (167)
        Gain on sale of real estate owned                                                    (35)            (215)           (271)
        Gain on sale of loans                                                             (2,234)            (321)            (66)
        Provision for loan losses                                                          1,515              798             847
        Provision for losses on real estate owned                                            ---                4              25
        Depreciation and amortization                                                      1,868            2,588           2,358
        ESOP forfeitures transferred to treasury stock                                       (57)             (17)            (23)
        Accretion of discount on purchased loans                                             ---               (6)            (13)
        Deferred income tax benefit                                                         (150)            (334)           (432)
        Originations of loans held for sale                                             (107,067)         (31,846)         (6,023)
        Proceeds from sale of loans held for sale                                        106,411           29,342           5,290
        Real estate donated                                                                   31              ---             ---
        Increase in deferred loan fees and costs                                           4,490            2,164           1,592
        Increase in accrued interest receivable                                             (637)            (823)           (807)
        (Increase) decrease in other assets                                                  299             (780)           (322)
        Increase (decrease) in income taxes payable                                       (1,910)           4,040             601
        Increase in other liabilities                                                      1,349            1,364             468
                                                                                       ---------        ---------       ---------

        Net cash provided by operating activities                                         35,172           28,506          24,702
                                                                                       ---------        ---------       ---------

 Cash used in investing activities:
    Net increase in loans                                                               (143,649)        (153,092)       (183,741)
    Purchase of mortgage-backed securities                                               (84,143)         (26,112)            ---
    Proceeds from principal repayments of mortgage-backed securities                      56,461           37,351          31,789
    Proceeds from maturities and calls of investment securities held to maturity             ---              ---          10,715
    Proceeds from maturities and calls of investment securities available for sale        10,000           49,999             ---
    Proceeds from sale of investment securities available for sale                         1,931            5,330           1,663
    Purchase of investment securities available for sale                                (111,259)         (12,764)        (10,613)
    Proceeds from sale of real estate owned                                                1,331            1,826           1,626
    Purchase of premises and equipment                                                    (5,346)          (5,234)         (2,842)
    Proceeds from sale of premises and equipment                                             103              915             278
    FHLB stock purchase                                                                   (7,249)          (2,527)         (1,250)
    Net cash (used in) provided by purchase of insurance agencies                            ---               (9)            158
                                                                                       ---------        ---------       ---------

        Net cash used in investing activities                                           (281,820)        (104,317)       (152,217)
                                                                                       ---------        ---------       ---------

Consolidated Statements of Cash Flows
Years ended September 30, 2002, 2001 and 2000

                                                                                      2002            2001             2000
                                                                                      ----            ----             ----
                                                                                                   (In thousands)

Cash provided by financing activities:
    Net increase in deposits                                                      $ 172,270        $ 101,555       $  120,942
    Net proceeds from (payment of) short-term borrowings                            (10,000)         (18,000)          13,000
    Repayments of borrowings                                                            (59)             (57)              (8)
    Net proceeds from long-term borrowings                                          160,000           75,553              ---
    Increase in advance payments by borrowers for taxes and insurance                   375            2,227            1,737
    Dividends paid                                                                   (9,936)          (8,965)          (8,292)
    Common stock options exercised                                                    1,862              426               96
    Purchase of  treasury stock                                                     (13,031)         (13,950)         (33,319)
                                                                                    --------         --------         --------

        Net cash provided by financing activities                                   301,481          138,789           94,156
                                                                                    -------          -------           ------

        Net increase (decrease) in cash and cash equivalents                         54,833           62,978         ( 33,359)

 Cash and cash equivalents - beginning of year                                       92,792           29,814           63,173
                                                                                     ------           ------           ------

 Cash and cash equivalents - end of year                                           $147,625         $ 92,792         $ 29,814
                                                                                   ========         ========         ========


 Supplemental disclosures:
  Cash paid for:
    Interest                                                                       $ 56,432         $ 64,677        $ 55,032
    Taxes                                                                            22,410           11,920          13,550
  Noncash investing and financing activities:
    Additions to real estate acquired in settlement of loans through foreclosure      1,299            2,635           2,049
    Sale of real estate owned financed by the Company                                   156              974             709
    Change in unrealized gain (loss) on securities available for sale                 1,199            2,228             496
    Change in deferred taxes related to securities available for sale                  (463)            (859)           (193)
    Distribution of RRP shares                                                          895              838             873
    Tax benefit of stock plans credited to capital                                      406              337             188
    Treasury stock issued to purchase insurance agency                                  ---              147           1,087
    Transfer to short-term borrowings from long-term debt                            22,000           10,043           5,000
    Note payable issued to purchase insurance agency                                    ---              ---              99

    See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

September 30, 2002, 2001 and 2000

(1)    Summary of Significant Accounting Policies

(a)    Nature of Business, Reorganization and Offering of Common Stock

Harbor Florida Bancshares, Inc. (the "Company" or "Bancshares") is the holding company for Harbor Federal Savings Bank (the "Bank"). The Company owns 100% of the Bank's common stock. Currently, it engages in no other significant activities beyond its ownership of the Bank's common stock. Consequently, its net income is derived from the Bank. The Bank provides a wide range of banking and related insurance services and is engaged in the business of attracting deposits primarily from the communities it serves and using these and other funds to originate primarily one-to-four family first mortgage loans. Harbor Insurance Agency, Inc., a wholly owned subsidiary of the Bank, also provides a full range of insurance products.

Prior to March 18, 1998, the Company's predecessor entity, Harbor Florida Bancorp, Inc. ("Bancorp"), was owned approximately 53.37% by Harbor Financial M.H.C. ("Mutual Holding Company") and 46.63% by public shareholders. On March 18, 1998, pursuant to a plan of conversion and reorganization, and after a series of transactions: (1) a new entity, Bancshares, became the surviving corporate entity, (2) Bancshares sold the ownership interest in Bancorp previously held by the Mutual Holding Company to the public in a subscription offering (the "Offering") (16,586,752 common shares at $10.00 resulting in net cash proceeds after costs and funding the ESOP (note 16) of approximately $150 million), (3) previous public shareholders of Bancorp had their shares exchanged into 14,112,400 common shares of Bancshares (exchange ratio of 6.0094 to 1) (the "Exchange"), and (4) the Mutual Holding Company ceased to exist. The total number of shares of common stock outstanding following the Offering and Exchange was 30,699,152. The reorganization was accounted for in a manner similar to a pooling of interests and did not result in any significant accounting adjustments. As a result of the reorganization, the consolidated financial statements for prior periods have been restated to reflect the changes in the par value of common stock from $.01 to $.10 per share and in the number of authorized shares of common stock from 13,000,000 to 70,000,000.

(b)    Basis of Presentation

The accompanying consolidated financial statements include the accounts of Harbor Florida Bancshares, Inc., the Bank and the Bank's wholly owned subsidiaries. In consolidation, all significant intercompany accounts and transactions have been eliminated.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and real estate owned, management obtains independent appraisals for significant properties.

As of September 30, 2002 substantially all of the Company's loans and investment in real estate owned are secured by real estate in the counties in which the Company has branch facilities: St. Lucie, Indian River, Brevard, Martin, Okeechobee and Volusia Counties, Florida. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of real estate owned are susceptible to changes in market conditions in the above counties. Management believes that the allowances for losses on loans and real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the above counties. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and real estate owned. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

Notes to Consolidated Financial Statements

(c)   Loan Origination and Commitment Fees and Related Costs

Loan fees and certain direct loan origination costs are deferred, and the net amount is recognized in interest income using the interest method over the contractual life of the loans. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

(d)   Loan Interest Income

The Company reverses accrued interest related to loans which are 90 days or more delinquent or placed on non-accrual status. Such interest is recorded as income when collected. Amortization of net deferred loan fees and accretion of discounts are discontinued for loans that are 90 days or more delinquent. Interest income on impaired loans is recognized on an accrual basis unless designated nonaccrual as noted above.

(e)   Investment and Mortgage Backed Securities

Bonds, notes, and other debt securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

Available-for-sale securities consist of bonds, notes, other debt securities and certain equity securities not classified as trading securities or held-to-maturity securities. Available-for-sale securities are reported at estimated market value and include securities that are being held for an unspecified period of time, such as those the Company would consider selling to meet liquidity needs or as part of the Company's risk management program. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a component of comprehensive income in stockholders' equity until realized.

Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary results in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

At September 30, 2002 and 2001, the Company had no commitments to sell investment or mortgage-backed securities.

(f)   Loans

Loans are stated at unpaid principal balances, less loans in process, the allowance for loan losses and net deferred loan origination fees and discounts.

Discounts on mortgage loans are amortized to interest income using the interest method over the remaining period to contractual maturity.

The Company follows a consistent procedural discipline and accounts for loan loss contingencies in accordance with SFAS No. 5, "Accounting for Contingencies" ("Statement 5") and SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" ("Statement 114"). The following is a description of how each portion of the allowance for loan losses is determined.

The Company segregates the loan portfolio for loan loss purposes into the following broad segments: commercial real estate; residential real estate; commercial business; and consumer. The Company provides for a general allowance for losses inherent in the portfolio by the above categories, which consists of two components. (1) General loss percentages are established based upon historical analyses. (2) A supplemental portion of the allowance is established for inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as: trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports on the efficacy of the risk identification process; changes in the outlook for local, regional and national economic conditions; concentrations of credit; and peer group comparisons.

Notes to Consolidated Financial Statements


Specific allowances are provided in the event that the specific collateral analysis on each impaired loan indicates that the probable loss upon liquidation of collateral would be in excess of the general percentage allocation. The provision for loan losses is debited or credited in order to state the allowance for loan losses to the required level as determined above.

The Company considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When a loan is impaired, the Company may measure impairment based on (a) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (b) the observable market price of the impaired loan, or (c) the fair value of the collateral of a collateral-dependent loan. The Company selects the measurement method on a loan-by-loan basis, except for collateral-dependent loans for which foreclosure is probable must be measured at the fair value of the collateral. In a troubled debt restructuring involving a restructured loan, the Company measures impairment by discounting the total expected future cash flows at the loan's original effective rate of interest.

(g)    Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market, comprised of 1-4 family residential loans, are carried at the lower of cost or estimated market value, in the aggregate. Market value is determined by actual commitment or current FNMA rates. Net unrealized losses are recognized through a valuation allowance by charges to income.

(h)    Transfers of Financial Assets and Servicing Rights Retained

Transfers of financial assets, primarily mortgage loans, are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Upon completion of a transfer of assets that satisfies the conditions described above to be accounted for as a sale, the Company:

a. Derecognizes all assets sold;
b. Recognizes all assets obtained and liabilities incurred in consideration as proceeds of the sale;
c. Initially measures, at fair value, assets obtained and liabilities incurred in a sale; and
d. Recognizes in earnings any gain or loss on the sale.

The Company receives fees for servicing activities on loans it has sold. These activities include, but are not limited to, collecting principal, interest and escrow payments from borrowers; paying taxes and insurance from escrowed funds; monitoring delinquencies; and accounting for and remitting principal and interest payments. To the extent that the servicing fees exceed or do not provide adequate compensation for the services provided, the Company records a servicing asset or liability for the fair value of the servicing retained. Currently, the servicing fees retained by the Company are just adequate to compensate the Company for the servicing responsibilities. As of September 30, 2002 and 2001, no servicing assets and/or liabilities were recognized.

(i)     Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, management periodically performs valuations and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in income from real estate operations on the consolidated statement of earnings.

(j)     Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation of premises and equipment is provided on the straight-line method over the estimated useful lives of the related assets. Estimated lives are three to fifty years for buildings and improvements and three to ten years for furniture and equipment. Leasehold improvements are amortized on the straight-line method over the shorter of the remaining term of the related leases or their estimated useful lives.

Notes to Consolidated Financial Statements


Maintenance and repairs are charged to expense as incurred and improvements are capitalized. The cost and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains or losses are credited or charged to income.

(k)    Goodwill

In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, "Goodwill and Other Intangible Assets," ("Statement 142"). The Company adopted the provisions of Statement 142 effective October 1, 2001. Pursuant to Statement 142, the Company no longer amortizes goodwill. Instead, goodwill is tested at least annually for impairment in accordance with the provisions of Statement 142 (Note 1s).

(l)    Income Taxes

The Company and its subsidiaries file consolidated income tax returns. The Company uses the asset and liability method to account for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

The tax bad debt reserve method previously available to thrift institutions was repealed for the Bank effective for the year beginning October 1, 1996. Consequently, the Bank changed from the reserve method to the specific charge-off method to compute its bad debt deduction for the tax year beginning October 1, 1996.

As a result of this change in accounting method, the Bank must recapture the portion of its bad debt reserve (other than the supplemental reserve) that exceeds its base year reserve (i.e., its tax reserve for the last tax year beginning before 1988). For financial statement purposes, the Bank has previously provided deferred taxes on the amount of the bad debt reserve in excess of the base year reserve. At the time the Bank was required to change its method of accounting, the total reserve subject to recapture and the base year reserve was approximately $6.8 million and $14.8 million, respectively.

The recapture amount resulting from the change in the method of accounting is required to be taken into taxable income ratably (on a straight-line basis) over a six-year period. If the Bank meets certain residential lending requirements, the commencement of the recapture period may be delayed until the first taxable year ending after December 31, 1997. The Bank met such requirements for the tax years beginning October 1, 1996 and 1997 and began the recapture in the tax year beginning October 1, 1998.

The Bank's base year reserve must be recaptured into taxable income as a result of certain non-dividend distributions. A distribution is a non-dividend distribution to the extent that, for federal income tax purposes, (i) it is in redemption of shares, (ii) it is pursuant to a liquidation of the institution, or (iii) in the case of a current distribution it, together with all other such distributions during the taxable year, exceeds the Bank's current and post-1951 accumulated earnings and profits. The amount charged against the Bank's bad debt reserves with respect to a distribution, which is includible in gross income, will equal the amount of such distribution, increased by the amount of federal income tax resulting from such inclusion.

(m)    Pension Plan

The Company's policy is to fund pension costs as they accrue based on normal cost.

(n)    Stock-Based Compensation

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock Based Compensation" ("Statement 123"). This standard allows the use of either the fair value based method described in Statement 123 or the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." ("APB 25") The Company has elected to continue accounting for stock based compensation under the APB 25 method and disclose the pro forma impact of Statement 123.

Notes to Consolidated Financial Statements


(o)    Statement of Cash Flows

Cash equivalents include amounts due from depository institutions and interest-bearing deposits in other banks. For purposes of cash flows, the Company considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

(p)    Net Income Per Share

Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if options, convertible securities or warrants to issue common shares were exercised.

(q)    Reclassification

Certain amounts included in the 2001 and 2000 consolidated financial statements have been reclassified in order to conform to the 2002 presentation.


(r)    Derivative Instruments

The Company does not purchase, sell or enter into derivative financial instruments or derivative commodity instruments as defined by SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133").

(s)    New Accounting Pronouncements

In July 2001, the FASB issued SFAS No. 141, "Business Combinations", ("Statement 141") and SFAS No. 142, "Goodwill and Other Intangible Assets," ("Statement 142"). Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Statement 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Other intangible assets would continue to be amortized over their estimated useful lives. In the transition, any impairment losses will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

The Company adopted the provisions of Statement 141 immediately and the Company adopted Statement 142 effective October 1, 2001. As of the date of adoption, the Company had unamortized goodwill in the amount of approximately $3,378,000 that is subject to the transition provisions of Statements 141 and 142. Pursuant to Statement 142, the Company no longer amortizes goodwill. Amortization expense related to goodwill was approximately $300,000 and $223,000 for the years ended September 30, 2001 and 2000, respectively. Upon adoption, the Company did not have a transitional impairment loss. Had goodwill amortization been excluded from net income for the years ended September 30, 2001 and 2000, net income would have increased to approximately $24,408,000 and $21,971,000 respectively. Basic earnings per share would have increased to $1.05 and $0.90 per share, respectively, and diluted earnings per share would have increased to $1.03 and $0.89 per share, respectively.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("Statement 143"), which addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Statement 143 is effective for fiscal years beginning after June 15, 2002. This Statement is not expected to have a material impact on the Company's consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets" ("Statement 144") which supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("Statement 121") and the accounting and reporting provisions of APB No. 30, "Reporting the Results of Operation - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. While Statement 144 retains many of the fundamental provisions of Statement 121, it establishes a single accounting model for long-lived assets to be disposed of by sale, and resolves certain implementation issues not previously addressed by Statement 121. Statement 144 is effective for fiscal years beginning after December 15, 2001. This Statement is not expected to have a material impact on the Company's consolidated financial statements.

Notes to Consolidated Financial Statements


In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("Statement 145"). Among other things, Statement 145 rescinds FASB Statement No. 4, "Reporting Gains and Losses From Extinguishment of Debt", which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. The provisions of Statement 145 related to the rescission of FASB Statement No. 4 are effective for fiscal years beginning after May 15, 2002, with early application encouraged. This statement is not expected to have a material impact on the Company's consolidated financial statements.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("Statement 146") which requires, among other things, recording a liability for costs associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. Commitment to an exit plan or a plan of disposal expresses only management's future actions and, therefore, does not meet the requirement for recognizing a liability and the related expense. The provisions of Statement 146 are effective prospectively for exit and disposal activities initiated after December 31, 2002, with early application encouraged. This statement is not expected to have a material impact on the Company's consolidated financial statements.

(2)    Investment and Mortgage-backed Securities

The amortized cost and estimated market value of investment and mortgage-backed securities at September 30, 2002 are as follows:


                                                               Gross           Gross
                                             Amortized       unrealized      unrealized         Estimated
                                                cost           gains           losses          market value
                                                ----           -----           ------              -----
                                                                  (In thousands)
Available for sale:
   FHLB notes                                $ 90,226          $ 1,413            $---         $ 91,639
   FHLMC notes                                 50,408              724             ---           51,132
                                              -------           ------          ------          -------
                                              140,634            2,137             ---          142,771
   Equity securities                            2,763            1,671             ---            4,434
                                              -------           ------          ------            -----
                                              143,397            3,808             ---          147,205
                                              -------           ------          ------          -------
Held to maturity:
   Municipal securities                           200               45             ---              245
                                               ------           ------          ------           ------
                                                  200               45             ---              245
                                               ------           ------          ------          -------

   FHLMC mortgage-backed securities            90,657            3,684             ---           94,341

   FNMA mortgage-backed securities             90,612            3,900             ---           94,512
                                               ------           ------          ------           ------
                                              181,269            7,584             ---          188,853
                                              -------           ------          ------          -------
                                             $324,866          $11,437             ---         $336,303
                                              =======           ======          ======          =======

Notes to Consolidated Financial Statements


The amortized cost and estimated market value of investment and mortgage-backed securities at September 30, 2001 are as follows:

                                                                   Gross           Gross
                                                 Amortized       unrealized     unrealized         Estimated
                                                   cost            gains           losses         market value
                                                   ----            -----           ------         ------------
                                                                     (In thousands)
Available for sale:
   FHLB notes                                   $ 29,839          $ 1,152          $  ---         $ 30,991
   FHLMC notes                                    10,089              369             ---           10,458
                                                  ------            -----          ------           ------
                                                  39,928            1,521             ---           41,449
   Equity securities                               3,877            1,088             ---            4,965
                                                   -----            -----          ------            -----
                                                  43,805            2,609             ---           46,414
                                                  ------            -----          ------           ------
Held to maturity:
   Municipal securities                              200               20             ---              220
                                                  ------           ------          ------           ------
                                                     200               20             ---              220
                                                  ------           ------          ------           ------

   FHLMC mortgage-backed securities               61,586            1,216             ---           62,802
   FNMA mortgage-backed securities                92,128            1,970             ---           94,098
                                                  ------            -----          ------           ------
                                                 153,714            3,186             ---          156,900
                                                 -------            -----           -----          -------
                                                $197,719           $5,815          $  ---         $203,534
                                                 =======            =====          ======          =======


The amortized cost and estimated market value of debt securities at September 30, 2002 and 2001 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         2002                              2001
                                                         ----                              ----
                                                                 Estimated                        Estimated
                                               Amortized           market         Amortized         market
                                                   cost             value           cost            value
                                                   ----             -----           ----            -----
                                                                      (In thousands)
Available for sale:
   Due in one year or less                      $ 60,306         $ 61,358        $ 10,000         $ 10,175
   Due in one to five years                       80,328           81,413          29,928           31,274
                                                  ------           ------          ------           ------
                                                 140,634          142,771          39,928           41,449
                                                 -------          -------          ------           ------
Held to maturity:
   Due after ten years                               200              245             200              220
                                                  ------           ------          ------           ------
                                                     200              245             200              220
                                                  ------           ------          ------           ------

   FHLMC mortgage-backed securities               90,657           94,341          61,586           62,802
   FNMA mortgage-backed securities                90,612           94,512          92,128           94,098
                                                  ------           ------          ------           ------
                                                 181,269          188,853         153,714          156,900
                                                 -------          -------         -------          -------
                                                $322,103         $331,869        $193,842         $198,569
                                                 =======          =======         =======          =======

Notes to Consolidated Financial Statements

Gross realized gains and gross realized losses on sales of available for sale securities totaled $467,125 and -0- during 2002. Gross realized gains and gross realized losses on sales of available for sale securities totaled $889,170 and -0- during 2001. Gross realized gains and gross realized losses on sales of available for sale securities totaled $103,279 and -0- during 2000. As of September 30, 2002, the Company had pledged mortgage-backed securities with a market value of $17,204,000 and a carrying value of $16,517,072 to collateralize the public funds on deposit. The Company had also pledged mortgage-backed securities with a market value of $1,153,000 and a carrying value of $1,075,000 to collateralize treasury, tax and loan accounts as of September 30, 2002.

(3)    Loans

Loans at September 30, 2002 and 2001 are summarized below:

                                                  2002             2001
                                                  ----             ----
                                                 (Dollars in thousands)
Mortgage loans:
  Construction 1-4 family                     $  142,181      $  119,648
  Permanent 1-4 family                         1,072,175       1,016,248
  Multi-family                                    14,995          21,314
  Nonresidential                                 153,635         129,875
  Land                                            82,339          51,196
                                               ---------       ---------
       Total mortgage loans                    1,465,325       1,338,281
                                               ---------       ---------

Other loans:
   Commercial                                     34,172          31,945
   Home improvement                               25,104          24,973
   Manufactured housing                           14,832          14,607
   Other consumer                                116,591          95,074
                                                 -------          ------
       Total other loans                         190,699         166,599
                                                 -------         -------
       Total loans                             1,656,024       1,504,880
                                               ---------       ---------

Less:
   Loans in process                               93,999          84,777
   Net deferred loan fees and discounts            6,180           4,813
   Allowance for loan losses                      14,377          13,417
                                                 -------         -------
                                                 114,556         103,007
                                                 -------         -------
       Total loans, net                       $1,541,468      $1,401,873
                                               =========       =========

Weighted average yield                              7.74%           8.17%

An analysis of the allowance for loan losses for the years ended September 30, 2002, 2001 and 2000 follows:

                                       2002           2001            2000
                                       ----           ----            ----
                                                 (In thousands)
Beginning balance                    $ 13,417       $ 12,729        $ 11,952
Provision for loan losses               1,515            798             847
Charge-offs                              (667)          (353)           (233)
Recoveries                                112            243             163
                                      -------        -------         -------
Ending balance                       $ 14,377       $ 13,417        $ 12,729
                                       ======         ======          ======

Notes to Consolidated Financial Statements

The allowance for loan losses consists of general allowances of $14,377,000 and $13,417,000 at September 30, 2002 and 2001, respectively. The Company evaluates impaired loans based on (a) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate,
(b) the observable market price of the impaired loan, or (c) the fair value of the collateral of a collateral dependent loan. To the extent that an impaired loan's value is less than the loan's recorded investment, a specific allowance is recorded.

The investment in impaired loans (primarily consisting of classified loans), other than those evaluated collectively for impairment, at September 30, 2002, 2001 and 2000 was $8,941,000, $5,813,000 and $3,748,000, respectively. The average recorded investment in impaired loans during the years ended September 30, 2002, 2001 and 2000 was approximately $9,469,000, $4,949,000 and $3,435,000, respectively. There are no commitments to lend additional funds to these borrowers. The total specific allowance for loan losses related to these loans was $-0- and $-0- on September 30, 2002 and 2001, respectively. Interest income on impaired loans of approximately $743,000, $437,000 and $311,000 was recognized in the years ended September 30, 2002, 2001 and 2000, respectively.

At September 30, 2002 and 2001, loans with unpaid principal balances of approximately $1,660,000 and $2,585,000, respectively, were 90 days or more contractually delinquent or on nonaccrual status. Interest income relating to nonaccrual loans not recognized for the years ended September 30, 2002, 2001 and 2000 totaled approximately $103,000, $177,000, and $159,000, respectively.

As of September 30, 2002 and 2001, approximately $1,209,000 and $2,011,000, respectively, of loans 90 days or more contractually delinquent were in the process of foreclosure.

As of September 30, 2002 and 2001, mortgage loans which had been sold on a recourse basis had outstanding principal balances of $370,000 and $644,000, respectively.

Accrued interest receivable at September 30, 2002 and 2001 is summarized below:

                                       2002                 2001
                                       ----                 ----
                                             (In thousands)
Loans                                 $7,377               $7,248
Investment securities                  1,232                  858
Mortgage-backed securities               961                  863
FHLB stock dividends                     277                  241
                                         ---                  ---
                                      $9,847               $9,210
                                      ======               ======

The Company is a party to financial instruments in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. The Company controls the credit risk of these transactions through credit approvals, limits, and monitoring procedures. Such commitments are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Outstanding commitments to fund mortgage loans (excluding loans in process), that generally expire in 60 days, amounted to approximately $33,860,000 ($17,639,000 fixed rate, interest rates from 5.75% to 9.13%) as of September 30, 2002. In addition, as of September 30, 2002, the Company had determined that $45,204,000 might be lent to certain homebuilders on a variable rate and home-by-home basis, subject to underwriting and product approval by the Company. Outstanding commitments to fund other loans as of September 30, 2002 were approximately $518,000.

Notes to Consolidated Financial Statements

(4)    Loan Servicing

Mortgage loans, including those underlying pass through securities, serviced for others are not included in the accompanying consolidated financial statements. The unpaid principal balances of these loans at September 30, 2002 and 2001 are summarized as follows:

                                  2002                 2001
                                  ----                 ----
                                       (In thousands)

FHLMC                          $  4,013              $  6,238
FNMA                            136,790                51,263
Other investors                     311                   355
                                -------               -------
                               $141,114              $ 57,856
                               ========              ========

At September 30, 2002 and 2001, collection of principal and interest to be remitted to FHLMC and FNMA and advance payment for taxes and insurance relating to FHLMC and FNMA serviced loans are reflected in the consolidated statements of financial condition as advance payments by borrowers for taxes and insurance.

 (5)   Premises and Equipment

Premises and equipment at September 30, 2002 and 2001 are summarized as follows:


                                                     2002                2001
                                                     ----                ----
                                                          (In thousands)
Land                                              $  9,245            $  7,826
Buildings and leasehold improvements                17,493              15,498
Furniture, fixtures and equipment                   16,132              14,865
                                                    ------              ------
                                                    42,870              38,189
Less accumulated depreciation and amortization     (15,821)            (14,088)
                                                   -------             -------
                                                  $ 27,049            $ 24,101
                                                   =======             =======

Depreciation expense for the years ended September 30, 2002, 2001 and 2000 totaled $2,280,000, $1,977,000, and $1,725,000, respectively.

Notes to Consolidated Financial Statements

(6)   Deposits

Deposits at September 30, 2002 and 2001 are summarized as follows:

                                                             2002                           2001
                                                             ----                           ----
                                                                Period-end                       Period-end
                                                    Amount      Weighted rate         Amount    weighted rate
                                                    ------      -------------         ------    -------------
                                                                     (Dollars in thousands)
Commercial checking                             $    77,445                      $   60,758
Noninterest-bearing personal checking accounts       81,154                           61,357
NOW                                                  94,494        0.27%              80,342        0.50%
Passbook                                            115,306        0.52%              96,516        1.05%
Money market checking                                 2,656        1.29%               1,768        1.28%
Money market investment                             166,004        1.44%             126,686        2.56%
Official checks                                      21,176                           15,938
                                                    -------                          -------
                                                    558,235                          443,365
                                                    -------                          -------
Certificate accounts:
       0.00 - 3.00%                                 227,361                           10,875
       3.01 - 4.00%                                 318,683                           90,812
       4.01 - 5.00%                                 122,280                          181,100
       5.01 - 6.00%                                  56,015                          183,727
       6.01 - 7.00%                                  87,692                          282,215
       7.01 - 8.00%                                   2,096                            7,980
       8.01 - 9.00%                                     ---                               18
                                                    -------                          -------
                                                    814,127                          756,727
                                                    -------                          -------
                                                $ 1,372,362                      $ 1,200,092
                                                ===========                      ===========

Weighted average interest rate                         2.46%                            3.81%
                                                       =====                            =====



Maturities of outstanding certificate accounts at September 30, 2002 and 2001 are summarized as follows:

                                 2002                      2001
                                 ----                      ----
                                         (In thousands)
One year                      $ 619,355                 $ 548,930
Two years                        98,450                   181,362
Three years                      49,693                    14,848
Four years                        9,054                     7,625
Five years                       35,811                     3,208
Thereafter                        1,764                       754
                                -------                   -------
                              $ 814,127                 $ 756,727
                              =========                 =========

The aggregate amount of certificate accounts in amounts of $100,000 or more was approximately $151,928,000 and $108,421,000 at September 30, 2002 and 2001,
respectively. Balances of individual certificates in excess of $100,000 are not federally insured.

Notes to Consolidated Financial Statements

Interest expense on deposits is summarized as follows:


                                                                                 2002        2001         2000
                                                                                 ----        ----         ----
                                                                                        (In thousands)
Passbook accounts                                                            $    722    $  1,264    $   2,002
NOW, money market checking, and money market investment accounts                2,838       4,577        2,466
Certificate accounts                                                           34,269      44,563       37,546
                                                                               ------      ------       ------
                                                                             $ 37,829    $ 50,404     $ 42,014
                                                                             ========    ========     ========

Early withdrawal penalties for the years ended September 30, 2002, 2001 and 2000 aggregated $206,318, $225,588, and $282,540, respectively, and are netted against interest expense on certificate accounts.

Accrued interest payable of $267,455 and $302,397 at September 30, 2002 and 2001, respectively, is included in other liabilities.

(7)    Short-term Borrowings

At September 30, 2002, short-term borrowings from the Federal Home Loan Bank
(FHLB) were comprised of $22 million advances due various dates during 2003, with fixed terms and fixed interest rates between 5.88% and 6.50%.

At September 30, 2001, short-term borrowings from the FHLB were comprised of a $10 million advance due June 30, 2002, with fixed terms and a fixed interest rate of 6.10%. Also included in short-term borrowings is a note payable, maturing August 2002, with a fixed interest rate of 8%, relating to the purchase of an insurance agency. The balance at September 30, 2001 was approximately $43,000.

Information concerning short-term borrowings is summarized as follows:

                                                     2002               2001
                                                     ----               ----
                                                     (Dollars in thousands)
Average balance during the year                  $  15,512          $  12,127
Average interest rate during the year                 6.92%              6.81%
Average interest rate at September 30                 6.20%              6.10%
Maximum month-end balance during the year        $  25,000          $  31,000

(8)    Long-term Debt

Long-term debt consisted of advances from the FHLB totaling $423.5 million and $285.5 million at September 30, 2002 and 2001, respectively. The debt is due at various dates through January 2021, with fixed terms and fixed interest rates ranging from 3.00% to 6.18%.

Pursuant to a collateral agreement with the FHLB, advances are secured by all stock in the FHLB and a blanket floating lien that requires the Company to maintain qualifying first mortgage loans as pledged collateral in an amount equal to, when discounted at 75% of the unpaid principal balances, the advances.

Notes to Consolidated Financial Statements

At September 30, 2002 and 2001, the FHLB advances have fiscal year maturity dates as follows:


                              2002                               2001
                              ----                               ----
Year ending                            Weighted                           Weighted
September 30          Amount         average rate        Amount         average rate
------------          ------         ------------        ------         ------------
                                       (Dollars in thousands)
2003               $     ---               ---        $  22,000             6.20%
2004                  25,000              5.80%          25,000             5.80%
2005                  13,000              5.97%          13,000             5.97%
2006                   5,000              5.95%           5,000             5.95%
2007                     ---               ---              ---               ---
2008 and after       380,528              4.79%         220,544             5.20%
                     -------             -----          -------             -----
                   $ 423,528              4.90%       $ 285,544             5.38%
                   =========             =====        =========             =====

Of the FHLB advances due 2008 and after, the FHLB could call $85 million on specified dates in 2003, $60 million on specified dates in 2005, $75 million on specified dates in 2006 and $160 million on specified dates in 2007.

Other interest expense is summarized as follows:

                                2002              2001              2000
                                ----              ----              ----
                                             (In thousands)

Advances from the FHLB       $ 18,799          $ 14,817          $ 13,195
Other                               3                13                 6
                             --------          --------          --------
                             $ 18,802          $ 14,830          $ 13,201
                             ========          ========          ========

(9)    Income Taxes

Income tax expense (benefit) for the years ended September 30, 2002, 2001 and 2000 is summarized as follows:


                              2002               2001              2000
                              ----               ----              ----
                                          (In thousands)
Current:
   Federal                  $ 17,616          $ 13,712           $ 12,133
   State                       2,884             2,248              2,018
                               -----             -----              -----
                              20,500            15,960             14,151
                              ------            ------             ------
Deferred:
   Federal                      (127)             (284)              (370)
   State                         (23)              (50)               (62)
                             -------           -------               ----
                                (150)             (334)              (432)
                            $ 20,350          $ 15,626           $ 13,719
                            ========          ========           ========

Notes to Consolidated Financial Statements

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at September 30, 2002 and 2001 are as follows


                                                         2002          2001
                                                         ----          ----
                                                            (In thousands)
Deferred tax assets:
   Allowance for bad debts                             $ 4,706       $ 3,897
   Valuation of real estate owned                          ---             2
   Deferred compensation                                 1,022           934
                                                         -----         -----
       Total deferred tax assets                         5,728         4,833
                                                         -----         -----
Deferred tax liabilities:
   Net deferred loan fees and costs                      4,569         3,871
   FHLB stock dividend                                     840           840
   Premises and equipment depreciation difference        1,106         1,058
   Installment sales                                        76            77
                                                           ---            --
       Total deferred tax liabilities                    6,591         5,846
                                                         -----         -----
                                                           863         1,013

Unrealized gain on available for sale securities         1,470         1,007
                                                         -----         -----
       Net deferred tax liability                        2,333         2,020
                                                         -----         -----

Less liability at beginning of year                     (2,020)       (1,482)
Deferred tax asset resulting from insurance agency         ---           (13)
Change in unrealized gain on available for sale
   securities                                             (463)         (859)
                                                         -----         -----
Benefit for deferred income taxes                      $  (150)      $  (334)
                                                         ======        ======

Income tax expense on income from continuing operations is different than the amount computed by applying the U.S. Federal income tax rate of 35% for 2002, 2001 and 2000 to income from continuing operations before income taxes because of the following:


                                                        2002         2001       2000
                                                        ----         ----       ----
Statutory Federal income tax rate                       35.0%       35.0%       35.0%
State income tax (net of Federal income tax benefit)     3.6         3.6         3.6
Other                                                     .4          .7          .1
                                                          --          --          --
Effective tax expense rate                              39.0%       39.3%       38.7%
                                                        =====       =====       =====


Deferred income taxes payable of approximately $2,333,000 and $2,020,000 at September 30, 2002 and 2001, respectively, are included in other liabilities in the accompanying consolidated statements of financial condition.

Retained earnings at September 30, 2002 includes approximately $14,800,000 base year tax bad debt reserve for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $5,696,000 at September 30, 2002.

Notes to Consolidated Financial Statements

(10)   Net Income per Share

Net income per share was computed by dividing net income by the weighted average number of shares of common stock outstanding during the twelve months ended September 30, 2002, 2001 and 2000. Adjustments have been made, where material, to give effect to the shares that would be outstanding, assuming the exercise of dilutive stock options, all of which are considered common stock equivalents.


                                                                                     2002           2001           2000
                                                                                     ----           ----           ----

Net income                                                                      $31,783,630    $24,108,342    $21,748,045
                                                                                 ==========     ==========     ==========

Weighted average common shares outstanding:
    Shares outstanding                                                           23,849,677     24,350,618     25,730,986
    Less weighted average uncommitted ESOP shares                                (1,102,694)    (1,172,534)    (1,241,943)
                                                                                 ----------     ----------     ----------
       Total                                                                     22,746,983     23,178,084     24,489,043
                                                                                 ==========     ==========     ==========

Basic net income per share                                                           $ 1.40         $ 1.04         $ 0.89
                                                                                      =====          =====          =====


Weighted average common shares outstanding                                       22,746,983     23,178,084     24,489,043
  Additional dilutive shares related to stock options                               599,679        538,652        215,280
                                                                                 ----------     ----------     ----------
  Total weighted average common shares and equivalents outstanding for
   diluted earnings per share computation                                        23,346,662     23,716,736     24,704,323
                                                                                 ==========     ==========     ==========

Diluted net income per share                                                         $ 1.36         $ 1.02         $ 0.88
                                                                                      =====          =====          =====


Additional dilutive shares are calculated under the treasury stock method utilizing the average market value of the Company's stock for the period. For the year ended September 30, 2002 there were 42 common stock options and -0-unvested RRP shares that were antidilutive and therefore not included in the above calculation. For the year ended September 30, 2001 there were 1,746 common stock options and 555 unvested RRP shares that were antidilutive and therefore not included in the above calculation. For the year ended September 30, 2000, there were 143,900 common stock options and 23,304 unvested RRP shares that were antidilutive and therefore not included in the above calculation.

(11)   Regulatory and Capital Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). During 2000, the minimum ratio for Tier 1 capital was adjusted from 4% to 3 % for savings associations that meet certain requirements. Management believes, as of September 30, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

Notes to Consolidated Financial Statements

As of September 30, 2002 and 2001, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                    To be well capitalized
                                                                             For capital            under prompt corrective
                                                    Actual                adequacy purpose             action provisions
                                              Amount       Ratio        Amount         Ratio          Amount         Ratio
                                              ------       -----        ------         -----          ------         -----
                                                                       (Dollars in thousands)
As of September 30, 2002
   Total capital (to risk-weighted assets)   $222,752     19.25%        $92,574         >8.0%         $115,717      >10.0%

   Tier I (core) capital (to risk-weighted
       assets)                                209,126     18.07%         34,715         >3.0%           69,430      > 6.0%

   Tier I (core) capital (to adjusted
       tangible assets)                       209,126     10.04%         62,470         >3.0%          104,117      > 5.0%

   Tangible capital (to adjusted tangible
       assets)                                209,126     10.04%         31,235         >1.5%              n/a         n/a


As of September 30, 2001
   Total capital (to risk-weighted assets)   $202,510     19.87%        $81,527         >8.0%         $101,909      >10.0%

   Tier I (core) capital (to risk-weighted
       assets)                                190,933     18.74%         30,573         >3.0%           61,145      > 6.0%

   Tier I (core) capital (to adjusted
       tangible assets)                       190,933     10.93%         52,401         >3.0%           87,335      > 5.0%

   Tangible capital (to adjusted tangible
       assets)                                190,933     10.93%         26,200         >1.5%              n/a         n/a


The certificate of incorporation of the Company provides that in no event shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of common stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit.

The Company has authorized but not issued preferred stock, subject to regulatory restrictions and determination of rights and preferences to be determined by the Board of Directors.

The Plan of Conversion (Note 1a) provided for the establishment of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the amount of any dividends waived by the Mutual Holding Company plus the greater of (1) 100% of the Bank's retained earnings of $34.5 million at September 30, 1992, the date of the latest balance sheet contained in the final offering circular utilized in the Bank's initial public offering in the Mutual Holding Company reorganization, or (2) 53.41% of the Bank's total stockholders' equity as reflected in its latest balance sheet contained in the final prospectus utilized in the Offering plus the amounts distributed to Bancorp by the Bank at the formation of Bancorp in 1998. Each eligible Account Holder and Supplemental Eligible Account Holder, if such person were to continue to maintain such person's deposit account at the Bank, would be entitled, upon a complete liquidation of the Bank after the conversion, to an interest in the liquidation account prior to any payment to the Company as the sole stockholder of the Bank.

Applicable rules and regulations of the OTS impose limitations on dividends paid by the Bank. Within those limitations, certain "safe harbor" dividends are permitted; subject to providing the OTS with at least 30 days' advance notice. The safe harbor amount is based upon an institution's regulatory capital level. Thrift institutions which have capital in excess of all capital requirements before and after the proposed dividend, are permitted to make capital distributions during any calendar year up to the greater of (i) 100% of net income to date during the calendar year, plus one-half of the surplus over such institution's capital requirements at the beginning of the calendar year, or
(ii) 75% of net income over the most recent four-quarter period.

Notes to Consolidated Financial Statements

Additional restrictions would apply to an institution that does not meet its capital requirement before or after a proposed dividend. As of September 30, 2002, $73,381,000 was available for distribution from the Bank to the holding company without further regulatory approval.


(12)   Commitments and Contingencies

At September 30, 2002, the Company had irrevocable letters of credit aggregating approximately $6,195,000.

The Company and subsidiaries are defendants in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial statements of the Company and subsidiaries.

(13)   Related Party Transactions

Directors, executive officers and principal stockholders of the Company had certain transactions with the Company in the ordinary course of business, as described below.

Loan transactions were made on substantially the same terms as those prevailing at the time for comparable loans to other persons, did not involve more than normal risk of collectibility, and are performing as agreed.

The summary of changes in the related party loans follows:


                                           2002           2001            2000
                                           ----           ----            ----
                                                     (In thousands)
Outstanding loans - beginning of year    $ 1,748        $ 1,802         $ 2,658
New loans                                  2,197            224           5,655
Repayments                                  (598)          (278)         (6,511)
                                           -----          -----         -------
Outstanding balance - end of year        $ 3,347        $ 1,748         $ 1,802
                                         =======        =======         =======


Frank H. Fee, III, a director of the Company, is also President of the law firm of Fee & Koblegard, P.A, which does business under the registered name of Fee, Koblegard & DeRoss, a general practice law firm. The Company paid approximately $97,000, $149,000, and $177,000, of legal fees in the years ended September 30, 2002, 2001 and 2000, respectively, to this law firm.

Richard K. Davis, formerly a director of the Company, is also chairman of Richard K. Davis Construction Corp. ("Davis Construction"). In the year ended September 30, 2000, the Company paid Davis Construction a total of $201,229, respectively, for roof construction on branch facilities and tenant improvements on rental property.

During 2000, the Company purchased the Enns Agency, owned by Edward G. Enns, Chairman of the Company. (See Note 17.)

Notes to Consolidated Financial Statements

(14)   Other Expense

Other expense for the years ended September 30, 2002, 2001 and 2000 consists of the following:

                                       2002           2001            2000
                                       ----           ----            ----
                                                 (In thousands)
Deposit account losses                 $941           $781            $517
Professional fees                       640            586             772
Postage                                 626            566             501
Telephone                               579            515             394
Office supplies and forms               521            483             417
SAIF deposit insurance premium          220            216             299
Other                                 2,913          2,819           2,243
                                      -----          -----           -----
                                    $ 6,440        $ 5,966         $ 5,143
                                    =======        =======         =======

(15)   Disclosures About Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Amounts Due From Depository Institutions and Interest-Bearing Deposits in Other Banks - The carrying amount of these assets is a reasonable estimate of their fair value.

Investment Securities and Mortgage-Backed Securities Held to Maturity - Fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Investment Securities Available for Sale - Fair value equals carrying value, which equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans - The fair value of loans is estimated by discounting future cash flows using the current rate at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

Deposits - The fair value of demand deposits, interest-bearing checking accounts, savings and money market deposits is the amount payable on demand at the reporting date. The fair value of certificate accounts is estimated by discounting future cash flows using the rates currently offered for deposits of similar remaining maturities.

Short-term borrowings and long term debt - The fair value of FHLB advances is estimated based on rates currently available to the Company for FHLB advances with similar terms and maturities.

Commitments to Extend Credit and Standby Letters of Credit - The fair value of commitments is insignificant.

Notes to Consolidated Financial Statements


The estimated fair values of the Company's financial instruments at September 30, 2002 and 2001 are as follows:

                                                                                  2002                            2001
                                                                                  ----                            ----
                                                                      Carrying          Fair          Carrying           Fair
                                                                       amount          value           amount           value
                                                                       ------          -----           ------           -----
Assets:                                                                                   (In thousands)
   Cash and amounts due from depository institutions                $   52,299      $   52,299      $    41,134     $    41,134
   Interest-bearing deposits in other banks                             95,326          95,326           51,658          51,658
   Investment securities held to maturity                                  200             245              200             220
   Investment securities available for sale                            147,205         147,205           46,414          46,414
   Mortgage-backed securities held to maturity                         181,269         188,853          153,714         156,900
   Loans held for sale                                                   8,263           8,496            5,373           5,512

   Loans                                                             1,555,845                        1,415,290
   Less allowance for loan losses                                      (14,377)                         (13,417)
                                                                     ---------                        ---------
       Loans, net                                                    1,541,468       1,616,265        1,401,873       1,452,881


Liabilities:
   Commercial checking, non-interest-bearing personal, NOW,
       passbook, money market accounts and official checks             558,235         558,235          443,365         443,365
   Certificate accounts                                                814,127         826,054          756,727         770,006
   Short term borrowings                                                22,000          23,443           10,043          10,219
   Long term debt                                                      423,528         462,067          285,544         300,147



Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(16)   Benefit Plans

Employee Stock Ownership Plan

In March 1998, as part of the reorganization and conversion of Harbor Financial, M.H.C., the Company's Employee Stock Option Plan (ESOP) purchased 1,326,940 shares of the Company's common stock at $10 per share, which was funded by a loan from the Company. The ESOP covers all eligible employees of the Company age 21 and over. Dividends paid on unallocated shares reduce the Company's cash contribution to the ESOP. The ESOP's borrowing from the Company is eliminated in consolidation. At September 30, 2002, there were 906,243 allocated shares, 52,379 shares committed to be released, and 1,065,044 suspense (unallocated and not yet committed to be released) shares held by the ESOP. As shares are released, the Company recognizes compensation expense equal to the current market price of the shares. Allocated shares and shares committed to be released are included in the weighted average common shares outstanding used to compute earnings per share. Total compensation expense charged to earnings in the years ended September 30, 2002, 2001 and 2000, totaled $1,400,666, $1,098,793, and
$802,072, respectively. At September 30, 2002, the fair value of the unallocated shares was $22,851,300.

Notes to Consolidated Financial Statements

Recognition and Retention Plans and Stock Option Plans

The Company's 1998 Stock Incentive Plan, adopted on September 18, 1998, authorizes the award of Recognition and Retention Plan Shares (RRP shares) and the granting of options to purchase common stock. As of September 30, 2002, the Company has awarded 638,521 RRP shares at $10.98 average price per share totaling $7,011,006. The total award will be amortized as compensation expense ratably over the participants' vesting periods of 5 to 10 years. In November and December, 1998, the Company's Recognition and Retention Plan (RRP) purchased 663,470 shares from market sources at an average cost of $10.81 per share totaling $7,171,000 in order to fund the grants of RRP shares. Total compensation expense charged to earnings in the years ended September 30, 2002, 2001 and 2000, totaled $918,298, $897,090, and $871,121, respectively.

At September 30, 2002, the Company had stock option plans for the benefit of directors, officers, and other key employees of the Company. The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans since stock option exercise prices are equal to market price at dates of grant. The number of shares of common stock reserved for issuance under the 1994 stock option plan is equal to 1,286,012 shares, or 9.6% of the total number of common shares issued in the minority offering pursuant to the Company's reorganization to the stock form of ownership. The number of shares of common stock reserved for issuance under the 1998 Stock Incentive Plan is equal to 1,658,675 or 5.40% of the outstanding shares of common stock as of the effective date of the plan. The stock options vest in equal installments over varying periods not to exceed 10 years, depending upon the individual's position in the Company. At September 30, 2002, 170,798 shares were available for future awards.

A summary of the Company's stock option plans is presented below:


                                                                             Years Ended September 30,

                                                             2002                       2001                      2000
                                                             ----                       ----                      ----

                                                                    Weighted                  Weighted                 Weighted
                                                                     average                   average                  average
                                                                    exercise                  exercise                 exercise
                                                      Shares          price      Shares        price      Shares         price
                                                      ------          -----      ------        -----      ------         -----

  Options outstanding beginning of year              1,555,904      $ 10.35     1,595,594     $  9.91    1,716,425      $  9.69
  Options granted                                       79,136      $ 17.71       113,547     $ 13.82       88,175      $ 12.28
  Options exercised                                   (242,180)     $  7.69       (70,906)    $  6.00      (39,542)     $  2.42
  Options forfeited                                    (25,373)     $ 11.23       (82,331)    $ 10.89     (169,464)     $ 10.67
                                                     ---------       ------     ---------      ------    ---------       ------
  Options outstanding end of year                    1,367,487      $ 11.23     1,555,904     $ 10.35    1,595,594      $  9.91
                                                     =========       ======     =========      ======    =========        =====
  Options exercisable at year-end                      632,265                    612,866                  428,242
                                                       =======                    =======                  =======
  Weighted average fair value of options
     granted during the year                            $ 5.34                     $ 4.20                   $ 4.48
                                                        ======                     ======                   ======

Notes to Consolidated Financial Statements

The following table summarizes information about stock options outstanding at September 30, 2002:


                                               Options outstanding                                  Options exercisable

                          Number outstanding    Weighted average      Weighted               Number
      Range of exercise     at September 30,       remaining       average exercise    exercisable at         Weighted average
          prices                 2002           contractual life       price         September 30, 2002       exercise price
          ------                 ----           ----------------      ------          --------------          --------------

      $ 1.664 to 6.781             47,715             2.0             $  2.57             47,174                 $ 2.54
      $ 10.69 to 12.00          1,065,689             6.0             $ 10.76            563,027                  10.72
      $ 12.38 to 14.63            158,947             7.8             $ 13.15             22,064                  13.14
      $ 15.06 to 16.35             51,636             9.1             $ 16.01                ---                    ---
      $ 17.00 to 20.10             43,500             9.3             $ 19.55                ---                    ---
                                ---------                                                -------
           Total                1,367,487                                                632,265
                                =========                                                =======

Had compensation cost for the Company's stock-based compensation plans been determined in accordance with the fair value based method in Statement 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:


                                                               2002               2001              2000
                                                               ----               ----              ----
                                                                 (In thousands except per share data)
Net income                          As reported             $ 31,784          $ 24,108           $ 21,748
                                    Pro forma                 30,466            22,852             20,565
Net income per share - basic        As reported                 1.40              1.04                .89
                                    Pro forma                   1.34               .99                .84
Net income per share - diluted      As reported                 1.36              1.02                .88
                                    Pro forma                   1.30               .96                .83

Notes to Consolidated Financial Statements


The option method used to calculate the Statement 123 compensation adjustment was the Binomial model with the following grant date fair values and assumptions:

                     Number of       Grant date                        Risk free        Expected        Expected         Expected
Date of grant    options granted    fair value    Exercise price    interest rate    life (years)     volatility        dividend
-------------     -------------     -----------   --------------    --------------   --------------    ----------    -------------
01/06/96              27,038         $ 1.10           $ 4.49           5.421%                 5            38.71       $ .27
11/27/96               6,009           1.21             5.64           5.912                  5            29.89         .30
01/06/97              18,028           1.19             5.66           6.291                  5            28.33         .30
06/16/97               2,704           1.50             6.37           6.276                  5            30.71         .32
06/20/97                 300           1.67             6.78           6.271                  5            31.11         .32
07/08/98              15,000           4.68            12.00           5.433                  5            32.66         .38
09/18/98           1,498,615           3.96            10.69           4.517                  5            35.13         .38
12/08/98               1,500           4.21            10.94           4.379                  5            36.20         .46
04/19/99              58,500           4.35            11.88           5.044                  5            32.25         .46
12/08/99              53,131           4.60            12.44           6.050                  5            33.90         .52
01/07/00              17,889           4.58            12.38           6.411                  5            33.83         .52
01/21/00              10,000           4.65            12.38           6.632                  5            33.33         .52
04/19/00               7,155           3.04            10.75           6.230                  5            26.95         .52
12/06/00              66,547           3.71            13.19           5.257                  5            27.44         .60
12/13/00              30,000           4.39            14.63           5.215                  5            27.93         .60
02/14/01               4,500           4.83            15.06           5.013                  5            30.94         .60
04/23/01               2,500           5.14            15.47           4.684                  5            31.56         .60
06/26/01              10,000           6.39            18.48           4.713                  5            30.87         .60
11/30/01               2,700           4.83            16.35           4.430                  6            31.81         .68
12/12/01              30,000           4.19            16.12           5.110                  9            31.97         .88
12/12/01              12,936           4.80            16.12           4.630                  6            31.97         .68
12/31/01               2,500           5.23            17.00           4.710                  6            32.22         .68
04/10/02              30,000           6.72            20.10           4.770                  5            32.72         .63
04/10/02               1,000           6.80            20.10           5.030                  6            32.72         .68


Other Plans

The Company has a noncontributory-defined benefit pension plan covering all full-time employees who have attained one year of service and 21 years of age. Pension expense was $10,700, $12,000, and $9,600, respectively, for the years ended September 30, 2002, 2001 and 2000. The plan is a multi-employer plan. Separate actuarial valuations are not made for each employer nor are plan assets so segregated. The assumed average rate of return used in determining the actuarial present value of accumulated plan benefits was 8.25% The date of the most recent actuarial evaluation is July 1, 2001.

The Company's 401(k) Profit Sharing Plan and Trust (the "401(k) Plan") covers all eligible employees of the Company age 21 and over. An eligible employee may elect to contribute to the 401(k) Plan in the form of deferrals of between 1% and 15% of the total compensation that would otherwise be payable to the employee. Employee contributions are fully vested and nonforfeitable at all times. The 401(k) Plan permits contributions by the Company. The Company currently makes matching contributions of 25% of the first 6% of each participant's contributions. For the years ended September 30, 2002, 2001 and 2000, the Company's matching contribution totaled approximately $133,900, $111,000, and $88,000, respectively.

Notes to Consolidated Financial Statements

The Company has a deferred compensation plan for Directors (the "Directors' Deferred Compensation Plan") who may elect to defer all or part of their annual director fees to fund the Directors' Deferred Compensation Plan. The plan provides that deferred fees are to earn interest at an annual rate equal to the 30-month certificate of deposit rate, adjusted and compounded quarterly. At September 30, 2002 and 2001, deferred directors' fees included in other liabilities aggregated $199,975 and $209,932, respectively. Directors may elect to have their deferred compensation balance invested in shares of the Company's common stock. Such purchases were approximately $209,000, $168,000, and $137,000, in 2002, 2001 and 2000, respectively. After purchase of shares of the Company's common stock, the Company's liability has been satisfied except for distribution of the shares to the director when he ceases to be a director. At September 30, 2002 and 2001, the Directors' Deferred Compensation Plan held 306,746 and 301,936 shares of the Company's common stock, respectively.

The Company also has a retirement plan for nonemployee directors elected to the Board prior to October 9, 1996 (the "Plan"). The annual basic benefit under the Plan is based on a percentage of the average three years director's fees preceding the termination of service multiplied by the number of years of service, not to exceed 50% of the average annual director's fees. During the years ended September 30, 2002, 2001 and 2000, the charge to earnings relating to the Plan was insignificant.

(17)   Acquisition of Insurance Agencies

On July 3, 2000, the Bank acquired all of the outstanding common stock of Haynes and Haynes Insurance Company, a property and casualty insurance agency located in Ft. Pierce, Florida, for approximately $1.1 million in common stock of the Company. The insurance agency name was subsequently changed to Harbor Insurance Agency, Inc.

Harbor Insurance Agency, Inc., a wholly owned subsidiary of the Bank, will continue to operate at Haynes and Haynes Insurance Company's location in Ft. Pierce, Florida. The principal owners and managers of Haynes and Haynes Insurance Company will continue as the management team for Harbor Insurance Agency, Inc.

On July 21, 2000, Harbor Insurance Agency completed the acquisition of certain assets of the Enns Agency for approximately $98,500 in cash and a $98,500 note payable. (See Note 7.) The Enns Agency was located in Ft. Pierce, Florida and specialized in property and casualty insurance. The Enns Agency was owned by Edward G. Enns, Chairman of the Company.

On February 6, 2001, Harbor Insurance Agency completed the acquisition of The Acker-Hall Insurance Agency for approximately $147,000 in common stock of the Company. The Acker-Hall Insurance Agency is located in Vero Beach, Florida and specializes in property and casualty insurance.

The acquisitions were accounted for using the purchase method. The results of operations of the insurance agencies acquired are included in the consolidated financial statements of the Company from the date of acquisition.

Notes to Consolidated Financial Statements

The fair value of assets acquired and liabilities assumed in conjunction with the acquisitions of the insurance agencies was as follows:

                                                 2001              2000
                                                 ----              ----
                                                    (In thousands)
Cash                                            $   -            $  292
Premises and equipment                              1                 6
Deferred tax asset                                  -                61
Goodwill                                          258             1,256
Other assets                                        -                 1
                                                -----             -----
Fair value of assets acquired                     259             1,616

Other liabilities                                 112               332
                                                -----             -----
Fair value of liabilities assumed                 112               332
                                                -----             -----

Fair value of net assets acquired                 147             1,284
Acquisition costs                                   9                36
                                                -----             -----

Purchase of insurance agencies                    156             1,320
Cash acquired                                       -               292
Treasury shares issued                            147             1,087
Notes payable issued                                -                99
                                                -----             -----
Net cash used in (provided by) purchase of
     insurance agencies                         $   9            $ (158)
                                                =====            ======

As of September 30, 2002, goodwill related to purchase of the insurance agencies is approximately $1.4 million.

The Company adopted Statement 142 effective October 1, 2001 and no longer amortizes goodwill. (See note 1(s).) At least annually, the Company tests the goodwill for impairment in accordance with Statement 142.

Notes to Consolidated Financial Statements

(18)   Quarterly Results of Operations (Unaudited)

The quarterly results of operations for the years ended September 30, 2002 and 2001 are as follows:

                                                                      For the three months ended fiscal 2002

                                                          September 30       June 30        March 31        December 31
                                                          ------------       -------        --------        -----------
                                                                         (In thousands except share data)
Interest income                                           $ 34,139         $ 33,191         $ 32,443         $ 32,034
Interest expense                                            13,956           13,604           14,082           14,989
                                                            ------           ------           ------           ------
   Net interest income                                      20,183           19,587           18,361           17,045
Provision for  loan losses                                     398              403              408              306
                                                            ------           ------           ------           ------
   Net interest income after provision for loan losses      19,785           19,184           17,953           16,739

   Total other income                                        4,458            4,259            3,784            3,359
   Total other expenses                                      9,926            9,494            9,235            8,732
                                                            ------           ------           ------           ------
      Income before income taxes                            14,317           13,949           12,502           11,366
   Income tax                                                5,576            5,462            4,883            4,429
                                                            ------           ------           ------           ------
   Net income                                              $ 8,741          $ 8,487           $7,619          $ 6,937
                                                           =======          =======           ======          =======
   Net income per share
      Basic                                                 $ 0.39           $ 0.37           $ 0.34            $0.30
                                                            ======           ======           ======            =====
      Diluted                                               $ 0.37           $ 0.37           $ 0.32            $0.30
                                                            ======           ======           ======            =====

                                                                     For the three months ended fiscal 2001

                                                         September 30        June 30         March 31      December 31
                                                         ------------        -------         --------      -----------
                                                                         (In thousands except share data)
Interest income                                           $ 31,958         $ 31,995         $ 31,495         $ 30,602
Interest expense                                            15,955           16,606           16,590           16,083
                                                            ------           ------           ------           ------
   Net interest income                                      16,003           15,389           14,905           14,519
Provision for  loan losses                                     218              170              209              201
                                                            ------           ------           ------           ------
   Net interest income after provision for loan losses      15,785           15,219           14,696           14,318

   Total other income                                        2,778            3,182            2,711            3,659
   Total other expenses                                      8,543            8,383            8,077            7,611
                                                             -----            -----            -----            -----
     Income before income taxes                             10,020           10,018            9,330           10,366
   Income tax                                                3,980            3,946            3,658            4,042
                                                             -----            -----            -----            -----
   Net income                                              $ 6,040          $ 6,072           $5,672          $ 6,324
                                                           =======          =======           ======          =======
   Net income per share
      Basic                                                 $ 0.26           $ 0.27           $ 0.24            $0.27
                                                            ======           ======           ======            =====
      Diluted                                               $ 0.26           $ 0.25           $ 0.24            $0.27
                                                            ======           ======           ======            =====

Notes to Consolidated Financial Statements


(19)  Comprehensive Income

The Company's other comprehensive income or loss is summarized as follows for the years ended September 30, 2002, 2001 and 2000:

                                                                    2002          2001        2000
                                                                    ----          ----        ----
                                                                             (In thousands)
Unrealized gains on securities available for sale:
     Unrealized holding gains arising during the period           $ 1,666       $ 3,117       $ 599
     Less:    reclassification   adjustment   for   net
       realized gain included in net income                           467           889         103
                                                                    -----         -----       -----
Net unrealized gains and losses                                     1,199         2,228         496
Tax effect                                                            463           859         193
                                                                    -----         -----       -----
Other comprehensive income, net of tax                               $736        $1,369        $303
                                                                  =======       =======       =====


(20)  Parent Company Financial Information

Condensed Statements of Financial Condition at September 30, 2002 and 2001 and Condensed Statements of Operations and Cash Flows for the years ended September 30, 2002, 2001 and 2000 are shown below (in thousands) for Bancshares:


Condensed Statements of Financial Condition

                                                                                2002                 2001
                                                                                ----                 ----
Assets:                                                                             (In thousands)
Cash deposited at Harbor Federal                                              $ 6,267              $   562
Investment securities available for sale at market value                        4,409                4,939
Investment in and advances to Harbor Federal                                  229,125              219,843
Accrued interest receivable                                                        15                   17
Other assets                                                                        1                  ---
                                                                              -------              -------
        Total assets                                                         $239,817             $225,361
                                                                             ========             ========
Liabilities and Stockholders' Equity:
Liabilities:
    Income tax payable to Harbor Federal                                       $  131               $   85
    Other liabilities                                                             768                  441
                                                                              -------              -------
        Total liabilities                                                         899                  526
                                                                              -------              -------
Stockholders' Equity:                                                         238,918              224,835
                                                                              -------              -------
        Total liabilities and stockholders' equity                          $ 239,817            $ 225,361
                                                                            =========            =========

Notes to Consolidated Financial Statements
Condensed Statements of Operations
Years ended September 30, 2002, 2001 and 2000

                                                             2002            2001           2000
                                                             ----            ----           ----
                                                                      (In thousands)
Interest on investment securities                         $     82         $    66         $   214
                                                            ------          ------          ------
     Total interest income                                      82              66             214
                                                            ------          ------          ------

Gain on sale of securities available for sale                  467             889             103
                                                            ------          ------          ------
     Total other income                                        467             889             103
                                                            ------          ------          ------
Other expense
     Management fee to Harbor Federal                          175             175             175
     Other expenses                                            308             310             330
                                                            ------          ------          ------
    Total other expense                                        483             485             505
        Income (loss) before income tax expense
           (benefit) and earnings of Harbor Federal             66             470            (188)
Income tax expense(benefit)                                     69             231             (63)
                                                            ------          ------          ------
        Income (loss) before earnings of Harbor Federal         (3)            239            (125)
Equity in net earnings of Harbor Federal                    31,787          23,869          21,873
                                                            ------          ------          ------
        Net income                                         $31,784         $24,108         $21,748
                                                           =======         =======         =======

Notes to Consolidated Financial Statements
Condensed Statements of Cash Flows
Years ended September 30, 2002, 2001 and 2000

                                                                         2002          2001         2000
                                                                         ----          ----         ----
                                                                                 (In thousands)
Cash used by operating activities:
    Net income                                                        $ 31,784     $ 24,108      $ 21,748
    Adjustments to net income:
        Equity in earnings of Harbor Federal                           (31,787)     (23,869)      (21,873)
        Gain on sale of securities available for sale                     (467)        (889)         (103)
        Decrease in accrued interest receivable                              2           33            11
        Decrease in income tax receivable                                  ---            5             6
        Increase in income tax payable                                      46           85           ---
        (Increase) decrease in other assets                                 (1)         ---             6
        Increase in payable to Harbor Federal                              175          175           175
        Increase (decrease) in other liabilities                           103           (1)          (10)
                                                                           ---          ---          ----
        Net cash used in operating activities                             (145)        (353)          (40)
                                                                         -----        -----          ----
Cash provided by investing activities:
    Purchase of investment securities available for sale                  (351)      (2,640)         (893)
    Sale of investment securities available for sale                     1,931        5,330         1,663
                                                                         -----        -----         -----
        Net cash provided by investing activities                        1,580        2,690           770
                                                                         -----        -----           ---
Cash provided by (used in) financing activities:
    Amounts received from Harbor Federal                                25,432       16,707        35,000
    Dividends paid                                                      (9,936)      (8,965)       (8,292)
    Purchase treasury stock                                            (13,088)     (13,967)      (33,342)
    Common stock options exercised                                       1,862          426            96
                                                                         -----      -------       -------
        Net cash provided by (used in) financing activities              4,270       (5,799)       (6,538)
                                                                         -----      -------       -------

        Net increase (decrease) in cash and cash equivalents             5,705       (3,462)       (5,808)

Cash and cash equivalents - beginning of year                              562        4,024         9,832
                                                                         -----        -----         -----

Cash and cash equivalents - end of year                               $  6,267     $    562      $  4,024
                                                                       =======        =====       =======

Supplemental disclosures:
    Changes in unrealized gain on securities available for sale,
        net of tax                                                      $  736       $1,369        $  303
    Amortization of stock benefit plans                                  2,319        1,996         1,674
    Tax benefit of employee benefit plans                                  406          337           188
    Distribution of RRP shares                                             895          838           873
    Treasury stock issued to purchase insurance agency                     ---          147         1,087